As filed with the Securities and Exchange Commission on April 2, 2007

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                AMENDMENT NO.1 TO

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                            CHINA AGRI-BUSINESS, INC.
                 (Name of small business issuer in its charter)


            MARYLAND                       2873                      20-3912942
            (State or            (Primary Standard Industrial      (IRS Employer
Jurisdiction of Incorporation     Classification Code Number)    Identification
      or Organization)                                               Number)

                             FINANCE PLAZA 9TH FLOOR
                               HI-TECH ROAD NO. 42
                       HI-TECH INDUSTRIAL DEVELOPMENT ZONE
                          XI'AN, SHAANXI, CHINA 710068
                             TEL: 011-86-29-88222938
               (Address of principal place of business or intended
                          principal place of business)

                          Copies of communications to:

                               DARREN OFSINK, ESQ.
                                GUZOV OFSINK, LLC
                         600 MADISON AVENUE, 14TH FLOOR
                            NEW YORK, NEW YORK 10022
                                 (212) 371-8008

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------
                                                            PROPOSED MAXIMUM     PROPOSED MAXIMUM      AMOUNT OF
      TITLE OF EACH CLASS OF              AMOUNT TO          OFFERING PRICE         AGGREGATE        REGISTRATION
   SECURITIES TO BE REGISTERED        /BE REGISTERED(1)      PER SECURITY(2)   OFFERING PRICE(1)(2)       FEE
-----------------------------------------------------------------------------------------------------------------
Units                                    1,000,000(3)             $1.00             $1,000,000          $107.00
-----------------------------------------------------------------------------------------------------------------
Common stock                         1,000,000 shares(4)          $1.00           $1,000,000(4)           $0
-----------------------------------------------------------------------------------------------------------------
$1.50 Unit Warrants to purchase     1,000,000 warrants(3)         $0(6)               $0(4)               $0
common stock
-----------------------------------------------------------------------------------------------------------------
$2.00 Unit Warrants to purchase     1,000,000 warrants(3)         $0(6)               $0(4)               $0
common stock
-----------------------------------------------------------------------------------------------------------------
Common stock issuable upon          1,000,000 shares(2)(3)       $1.50(5)            $1,500,000          $160.50
exercise of $1.50 Unit Warrants
-----------------------------------------------------------------------------------------------------------------
Common stock issuable upon          1,000,000 shares(2)(3)       $2.00(5)            $2,000,000          $214.00
exercise of $2.00 Unit Warrants
-----------------------------------------------------------------------------------------------------------------
Common stock issuable upon
exercise of $1.00 Unit Warrants
issuable to Underwriter as part
of Underwriter's Compensation           100,000 shares          $1.00(5)             $100,000           $10.70

Total                                                                                                $492.20 (7)
-----------------------------------------------------------------------------------------------------------------



                                      -2-


(1) Pursuant to Rule 416(a) promulgated under the Securities Act, as amended (the "Securities Act"), there are also being registered such indeterminable number of shares of our common stock as may be issued pursuant to the anti-dilution provisions of such warrants and from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee under Rule 457 promulgated under the Securities Act.

(3) Assuming a combined offering price of $1.00 for each Unit ("Unit") consisting of (a) one share of our common stock, (b) one warrant to purchase one share of our common stock at $1.50 per share, and (c) one warrant to purchase one share of our common stock at $2.00 per share. Our common stock and the warrants will be issued and certificated separately.

(4) Included in the Units.

(5) Pursuant to Rule 457(g) promulgated under the Securities Act, the registration fee has been calculated on the basis of the proposed maximum price at which the warrants may be exercised.

(6) Pursuant to Rule 457(g) promulgated under the Securities Act, no additional registration fee is required.

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission (the "SEC") , acting pursuant to said section 8(a), may determine.

(7) The registration fee was paid when the preliminary registration statement was filed on January 19, 2007.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

       PRELIMINARY PROSPECTUS (SUBJECT TO COMPLETION), DATED APRIL 2, 2007

     1,000,000 UNITS, EACH UNIT CONSISTING OF (i) ONE SHARE OF COMMON STOCK,
          (ii) ONE $1.50 UNIT WARRANT AND (iii) ONE $2.00 UNIT WARRANT

                            CHINA AGRI-BUSINESS, INC.
                            -------------------------
         China Agri-Business, Inc. is offering a minimum of 300,000 Units on a "best efforts, all or none" basis (the "Minimum Offering"), and up to an additional 700,000 Units on a "best efforts" basis, for a maximum of 1,000,000 Units (the "Maximum Offering"), at $1.00 per Unit, for aggregate proceeds to us of between $300,000 and $1,000,000 (the "Offering"), as described under "Plan of Distribution" in this Prospectus. Our shares are not presently traded on any exchange or quotation medium and have never been traded publicly.

                                                  UNDERWRITING       PROCEEDS TO
                            PRICE TO PUBLIC      COMMISSIONS(1)         US(2)
Per Unit                              $1.00             $.11             $.89
Total Minimum Units                $300,000          $33,000         $267,000
Total Maximum Units              $1,000,000         $110,000         $890,000

(1) See "Plan of Distribution" of this Prospectus for further information on additional compensation to the Underwriter.

(2) The Escrow Agent, Wells Fargo Bank, will deposit the subscriptions for this Offering no later than noon on the business day immediately following receipt into an escrow account at Wells Fargo Bank, Corporate Trust and Escrow Services, 1740 Broadway, Denver, CO 80274. If we do not receive subscriptions for a minimum of $300,000 of gross proceeds, before deducting expenses of the Offering estimated at $108,936, within 90 days from the date of this Prospectus (unless extended by us with the consent of the Underwriter for up to 60 additional days), all proceeds will be promptly refunded to subscribers without interest thereon or deduction therefrom. If you subscribe for shares in this Offering, you will have no right to return or use of your funds during the Offering period, which may last up to 150 days. The termination date for the Maximum Offering is 150 days from the first date of the Prospectus.

          INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE ___.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED JUDGMENT UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   UNDERWRITER
                              SPENCER EDWARDS, INC.
                       6041 SOUTH SYRACUSE WAY, SUITE 305
                            ENGLEWOOD, COLORADO 80111
                            TELEPHONE: 1-800-288-8448

               The date of this Prospectus is _____________, 2007.

               ---------------------------------------------------

                              ABOUT THIS PROSPECTUS

         You should rely only on the information contained in this Prospectus. No person is authorized in connection with this Prospectus to give any information or to make any representations about us, the Securities or any matter discussed in this Prospectus, other than the information and representations contained in this Prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

         The information in this Prospectus is not complete and may be changed. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of Units consisting of our common stock and Unit Warrants. We are Offering to sell and seeking offers to buy Units consisting of shares of our common stock and Unit Warrants and shares underlying the Unit Warrants only in jurisdictions where offers and sales are permitted. We may not sell the Securities until the registration statement filed with the SEC is effective. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the Securities in any circumstances under which the offer or solicitation is unlawful.

                                TABLE OF CONTENTS

Cautionary Note Regarding Forward Looking Statements
         and Other Information Contained in this Prospectus ...................8

Prospectus Summary ............................................................9

Risk Factors .................................................................12

Use of Proceeds ..............................................................20

Determination of Offering Price ..............................................21

Dilution .....................................................................22

Business .....................................................................24

Description of Property ......................................................31

Management's Discussion and Analysis of Financial Condition
         and Results of Operations............................................32

Financial Statements ....................................................F-1-F19

Selected Financial Data ........................................................

Security Ownership of Certain Beneficial Owners and Management ...............43

Directors and Executive Officers, Promoters and Control Persons ..............44

Executive Compensation .......................................................47

Certain Relationships and Related Party Transactions .........................48

Plan of Distribution .........................................................48

Description of Securities ....................................................50

Market Price of and Dividends on Our Common Equity and
         Related Stockholder Matters..........................................53

Legal Proceedings ............................................................54

Legal Matters ................................................................54

Experts ......................................................................54

Interest of Named Experts and Counsel ........................................55

Disclosure of Commission Position of Indemnification for
         Securities Act Liabilities  .........................................55

Changes in and Disagreements with Accountants.................................55

Where You Can Find More Information

Part II.  Information Not Required in Prospectus

Indemnification of Directors and Officers.....................................57

Other Expenses of Issuance and Distribution...................................57

Recent Sales of Unregistered Securities    ...................................58

Exhibits......................................................................58

Undertakings..................................................................59

            CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND
                 OTHER INFORMATION CONTAINED IN THIS PROSPECTUS

         Our disclosure and analysis in this Prospectus contain some forward-looking statements. These statements relate to our operations, cash flows, financial position, economic performance and financial condition, including, in particular, future sales, product demand, the market for our organic agricultural enhancement and other products in the People's Republic of China, which we refer to herein as the PRC, competition, exchange rate fluctuations, and the effect of economic conditions.

         Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions are forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of orders, sales, operating margins, earnings, cash flow, research and development costs, working capital, capital expenditures and other projections, they are subject to several risks and uncertainties, and therefore, we can give no assurance that these assumptions will be achieved.

         Investors are cautioned that our forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from the expectations expressed in the forward-looking statements.

         As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainty of estimates, forecasts and projections and may be better or worse than projected. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this Prospectus to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events. You are advised, however, to consult any additional disclosures we make in our Form 10-KSB, Form 10-QSB and Form 8-K reports filed with the SEC.

         Also note that we provide a cautionary discussion of risk and uncertainties under the caption "Risk Factors" in this Prospectus. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us.

         Certain of the information provided in this Prospectus, such as data regarding the market for our products, has been obtained from third parties. While we believe that these sources are accurate, you should be aware that we have not independently verified the information and that we disclaim any duty to update the information provided by these sources in the future.

         Unless otherwise noted, all currency figures in this filing are in U.S. Dollars. References to "yuan" or "RMB"(also known as the Renminbi) are the currency of the People's Republic of China ("PRC"). According to Xe.com, as of March 21, 2007, $1 = 7.7260 RMB.

         The "Company", "we," "us," "our," and the "Registrant" refer to (i) China Agri-Business, Inc. ("China Agri"); (ii) Mei Xin Agri Technology (Shaanxi) Co., Ltd. ("WOFE"), a wholly-owned subsidiary of China Agri and a limited liability company organized under the laws of the PRC; and (iii) Shaanxi Xin Sheng Centennial Agricultural and Technology Co., Ltd. ("Xinsheng"), a joint stock limited liability company organized under the laws of the PRC, which has been contractually controlled by WOFE.

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING "RISK FACTORS" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES BEFORE MAKING AN INVESTMENT DECISION.


OUR BUSINESS

         A number of incidents of illness and poisoning resulting from use of fertilizers and pesticides in the 1980s led the PRC government, through the Ministry of Agriculture, to promote fruits and vegetables grown with safe chemicals and pesticides which do not have harmful residues, which it refers to as "Green" foods. In 1990, the PRC Ministry of Agriculture established a China Green Food Development Center to produce "non-polluted, safe, high-quality nutritious food" for the domestic market. The Center now has 43 offices throughout China. The Center's "Green Food" label, given to items grown with limited amounts of chemical fertilizers and pesticides, is now well recognized and widely available throughout the PRC.

         Our business, which commenced operation in 2004, focuses on Green foods and consists of two operating divisions in the Shaanxi Province in Northwest China. Our primary products are organic biochemical agricultural application products (also be referred as agricultural application products) which function as a fungicide and bactericide in preventing and curing plant diseases and eliminating parasites, as a botanical growth and vitality stimulant, as a soil conditioner and as a plant nutrient supplement. They can apply to a wide variety of food and non-food crops, including potatoes, vegetables, cotton and fruit plants and trees orchards. They are used either alone or to supplement traditional fertilizer products.

         We manufacture and market two categories of organic biochemical agricultural application products, which we also developed:

     o Xinsheng Luyuan, a line of products whose primary function is to increase agricultural production.

     o Xinsheng Lufeng, a line of products whose primary function is bactericide.

         Within these two categories, we produce more than 50 different products. We sell those products in 14 Provinces in the PRC. See "Our Business." on page ____ of this prospectus.

         The following table presents summary financial data for our Company as of and for the years ended September 30, 2006 and December 31, 2005 and 2004. The summary data are derived from our consolidated financial statements that are included elsewhere in this Prospectus. The summary financial data should be read in conjunction with the consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

                                      Nine Months             For the
                                         Ended           Fiscal Year ended,
                                      September 30,  December 31,  December 31,
                                          2006          2005            2004
Total revenues                        $ 1,627,202    $ 1,229,948    $   555,698
Net Income (Loss)                     $   630,623    $   477,117    ($    3,800)
Total Assets                          $ 5,189,922    $ 4,412,544    $ 3,724,740
Total Liabilities                     $    51,180    $    31,762    $    23,517
Dividends Declared
  Per Share of Common Stock           $         0    $         0    $         0



CORPORATE INFORMATION

         China Agri was incorporated in the State of Maryland on December 7, 2005. On March 24, 2006, China Agri formed Mei Xin Agri Technology (Shaanxi) Co., Ltd. ("WOFE") at Xi'an city in the PRC. WOFE is a wholly-owned subsidiary of China Agri and a limited liability company organized under the laws of the PRC. WOFE, pursuant a contractual arrangement and measures passed by the shareholders of our operating company, Shaanxi Xin Sheng Centennial Agricultural and Technology Co., Ltd. ("Xinsheng"), directly manages and controls Xinsheng, in the same manner as if Xinsheng were a wholly owned subsidiary under PRC law. Xinsheng was founded on April 22, 2002.


THE OFFERING

         This Prospectus relates to the sale by us of Units consisting of one
(1) share of our common stock, one (1) $1.50 Unit Warrant and one (1) $2.00 Unit Warrant (the "Securities"). The following table sets forth information about the shares being offered for sale and resale under this Prospectus:

Common stock outstanding
prior to this Offering..............................12,278,774 shares

Common stock and Unit Warrants offered by us........Minimum Offering -
                                                    300,000 shares of
                                                    Common Stock and
                                                    600,000 Unit Warrants

                                                    Maximum Offering -
                                                    1,000,000 shares of
                                                    Common Stock and
                                                    2,000,000 Unit Warrants
Common stock to be outstanding after the
Offering (assuming all Unit Warrants
have been exercised) ...............................Minimum Offering -
                                                    13,178,774 shares

                                                    Maximum Offering -
                                                    15,278,774 shares

Proceeds of the Offering ...........................$158,064 from the Minimum
                                                    Offering and $781,064 from
                                                    the Maximum Offering.
                                                    See "Use of Proceeds" on
                                                    page __
Risk Factors .......................................See "Risk Factors"
                                                    beginning on page ___
                                                    and other information
                                                    included in this Prospectus
                                                    for a discussion of factors
                                                    you should consider
                                                    before deciding to invest
                                                    in shares of our Common
                                                    Stock.

         The sale of our common stock by us is being conducted through Spencer Edwards, Inc., as Underwriter, on a best efforts basis pursuant to an underwriting agreement dated _____________, 2007 (the "Underwriting Agreement"). Pursuant to the terms of the Underwriting Agreement, we have employed the Underwriter as exclusive agent to sell a minimum $300,000, maximum $1,000,000 Offering in Units at $1.00 per Unit. Each Unit consists of (i) one share of our common stock, (ii) one 1.50 Unit Warrant and (iii) one $2.00 Unit Warrant. The Underwriter has made no commitment to purchase all or any part of the shares offered hereby, but has agreed to use its best efforts on an "all or none" basis to sell 300,000 Units within a period of 90 days (to be extended for up to an additional 60 days upon the mutual consent of us and the Underwriter) following the date of this Prospectus. See "Risk Factors - Risks Related to the Company Offering."

         Until 300,000 Units have been sold, all funds received by the Underwriter from subscribers will be promptly transmitted pursuant to the terms of an escrow agreement with Wells Fargo Bank, Corporate Trust and Escrow Services, 1740 Broadway, Denver, CO 80274. In the event that 300,000 Units are not sold within the 90-day period (150-day period, if extended), the funds deposited with the escrow agent will be promptly returned in full to subscribers without deduction therefrom or interest thereon. We have agreed to pay the Underwriter a sales commission of eight percent of the gross proceeds of the Offering provided the minimum offering amount is achieved. We have also agreed to pay the Underwriter three percent of the gross proceeds from the sale of the Units offered hereby as a non-accountable expense allowance ($9,000 if the minimum number of Units is sold and $30,000 if the maximum number of Units is sold). To the extent that the expenses of the Underwriter are less than that amount, the excess will be deemed additional underwriting compensation. As of the date of the filing of the Registration Statement, we have paid $9,000 of this expense allowance to the Underwriter. In addition, the Underwriter will receive Warrants to purchase a number of shares of our common stock at a strike price of $1.00 per share equal to ten percent of the Units sold.

         The foregoing does not purport to be a complete statement of the terms and conditions of the Underwriting Agreement, a copy of which is filed as an exhibit to this registration statement and is incorporated by reference herein.

MARKET FOR OUR SECURITIES

         Our common stock is not traded or quoted on any exchange or inter-dealer quotation system as this is our initial public Offering. Through Spencer Edwards, Inc., our Underwriter, we are seeking to have our common stock quoted on the over-the-counter Bulletin Board upon the commencement of the Offering hereunder.

                                  RISK FACTORS

         AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN OUR COMMON STOCK.

         IF ANY OF THE FOLLOWING RISKS, OR ANY OTHER RISKS NOT DESCRIBED BELOW, ACTUALLY OCCUR, IT IS LIKELY THAT OUR BUSINESS, FINANCIAL CONDITION, AND OPERATING RESULTS COULD BE SERIOUSLY HARMED. AS A RESULT, THE TRADING PRICE OF OUR COMMON STOCK, WHEN AND IF A TRADING MARKET DEVELOPS, COULD DECLINE AND YOU COULD LOSE PART OR ALL OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS

WE OPERATE IN A HIGHLY-COMPETITIVE INDUSTRY AND OUR FAILURE TO COMPETE EFFECTIVELY MAY ADVERSELY AFFECT OUR ABILITY TO GENERATE REVENUE.

         We are principally engaged in the manufacture and marketing of organic biochemical agricultural application products and we face competition from numerous other companies. Many of our competitors are better capitalized and more experienced with a larger customer base and have deeper ties in the PRC marketplace. We may be unsuccessful in our attempts to compete, which would have a material adverse impact on our business and financial condition.

WE ARE IN THE PROCESS OF APPLYING FOR A PERMANENT REGISTRATION CERTIFICATE AND WE HAVE NO ASSURANCE THAT THE CERTIFICATE WILL BE ISSUED.

         In the PRC, producers of fertilizers and related products must obtain a government approval known as a fertilizer registration certificate. For the period from 2004 to 2006, we obtained a temporary certificate each year which authorized us to operate for an initial three-year experimental period mandated by PRC law. We are in the process of applying for a permanent certificate; however, there can be no assurance that the certificate will be issued.

OUR SUCCESS DEPENDS UPON THE DEVELOPMENT OF THE PRC'S AGRICULTURAL INDUSTRY.

         The PRC is currently the world's most populous country and one of the largest producers and consumers of agricultural products. Roughly half of the PRC's labor force is engaged in agriculture, even though only about 10% of the land is suitable for cultivation. Although the PRC hopes to further increase agricultural production, incomes for Chinese farmers are stagnating. Despite the Chinese government's continued emphasis on agricultural self-sufficiency, inadequate port facilities and a lack of warehousing and cold storage facilities impedes the domestic agricultural trade. Where we rely on the local farmer to purchase our products, which are generally purchased under a cash-on-delivery basis or on 9-12 months credit, a farmer's inability to sell his agricultural goods could therefore hinder his ability to timely pay his credit obligations to us.

WE MAY NOT BE ABLE TO EFFECTIVELY CONTROL AND MANAGE OUR GROWTH.

         If our business and markets grow and develop, it will be necessary for us to finance and manage expansion in an orderly fashion. In addition, we may face challenges in managing expanding product and service offerings and in integrating acquired businesses with our own. Such eventualities will increase demands on our existing management, workforce and facilities. Failure to satisfy such increased demands could interrupt or adversely affect our operations and cause production backlogs, longer product development time frames and administrative inefficiencies.

OUR PROFITABILITY DEPENDS ON OUR SUCCESS ON BRAND RECOGNITION AND WE COULD LOSE OUR COMPETITIVE ADVANTAGE IF WE ARE NOT ABLE TO PROTECT OUR TRADEMARKS AGAINST INFRINGEMENT, AND ANY RELATED LITIGATION COULD BE TIME-CONSUMING AND COSTLY.

         Our trademarked brands have gained substantial recognition to our customers in various areas; however, the protection of intellectual property rights in the PRC may not be as effective as those in the U.S. or other countries. The unauthorized use of our brands could enable some other manufacturers to take unfair advantage, which could harm our business and competitive position.

WE MAY NOT BE ABLE TO HIRE AND RETAIN QUALIFIED PERSONNEL TO SUPPORT OUR GROWTH AND IF WE ARE UNABLE TO RETAIN OR HIRE SUCH PERSONNEL IN THE FUTURE, OUR ABILITY TO IMPROVE OUR PRODUCTS AND IMPLEMENT OUR BUSINESS OBJECTIVES COULD BE ADVERSELY AFFECTED.

         Competition for senior management and senior research and development personnel is intense, the pool of qualified candidates is very limited, and we may not be able to retain the services of our senior executives or senior technology personnel, or attract and retain high-quality senior executives or senior technology personnel in the future. Such failure could materially and adversely affect our future growth and financial condition.

WE DO NOT PRESENTLY MAINTAIN FIRE, THEFT, PRODUCT LIABILITY OR ANY OTHER PROPERTY INSURANCE, WHICH LEAVES US WITH EXPOSURE IN THE EVENT OF LOSS OR DAMAGE TO OUR PROPERTIES OR CLAIMS FILED AGAINST US.

         We do not maintain fire, theft, product liability or other insurance of any kind. We bear the economic risk with respect to loss of or damage or destruction to our property and to the interruption of our business as well as liability to third parties for damage or destruction to them or their property that may be caused by our personnel or products. Such liability could be substantial and the occurrence of such loss or liability may have a material adverse effect on our business, financial condition and prospects. While product liability lawsuits in the PRC are rare, and we have never experienced significant failure of our products, there can be no assurance that we would not face liability in the event of the failure of any of our products.

RISK RELATED TO OUR INDUSTRY

WE ARE DEPENDENT UPON THE PRC GOVERNMENT'S APPROVAL OF OUR PRODUCTS AS "GREEN".

         All of our organic agricultural enhancement and vegetable products are currently labeled as "Green" products because they meet the requirements of the Green Food Research Center of the PRC Ministry of Agriculture for being safe and chemical free. Should the government change the current standards for Green foods, we may not qualify for the Green food labeling which may lead to a significant decrease in our sales prices, sales and profits, which would materially and adversely affect our business.

RISKS RELATED TO DOING BUSINESS IN THE PRC.

WE FACE THE RISK THAT CHANGES IN THE POLICIES OF THE PRC GOVERNMENT COULD HAVE A SIGNIFICANT IMPACT UPON THE BUSINESS WE MAY BE ABLE TO CONDUCT IN THE PRC AND THE PROFITABILITY OF SUCH BUSINESS.

         The PRC's economy is in a transition from a planned economy to a market-oriented economy subject to five-year and annual plans adopted by the government that set national economic development goals. Policies of the PRC government can have significant effects on the economic conditions of the PRC. The PRC government has confirmed that economic development will follow the model of a market economy. Under this direction, we believe that the PRC will continue to strengthen its economic and trading relationships with foreign countries and business development in the PRC will follow market forces. While we believe that this trend will continue, there can be no assurance that this will be the case. A change in policies by the PRC government could adversely affect our interests by, among other factors: changes in laws, regulations or the interpretation thereof, confiscatory taxation, restrictions on currency conversion, imports or sources of supplies, or the expropriation or nationalization of private enterprises. Although the PRC government has been pursuing economic reform policies for more than two decades, there is no assurance that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the PRC's political, economic and social life.

THE PRC LAWS AND REGULATIONS GOVERNING OUR CURRENT BUSINESS OPERATIONS ARE SOMETIMES VAGUE AND UNCERTAIN. ANY CHANGES IN SUCH PRC LAWS AND REGULATIONS MAY HAVE A MATERIAL AND ADVERSE EFFECT ON OUR BUSINESS.

         There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. We and any future subsidiaries are considered foreign persons or foreign funded enterprises under PRC laws, and as a result, we are required to comply with PRC laws and regulations. These laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

A SLOWDOWN OR OTHER ADVERSE DEVELOPMENTS IN THE PRC ECONOMY MAY MATERIALLY AND ADVERSELY AFFECT OUR CUSTOMERS, DEMAND FOR OUR SERVICES AND OUR BUSINESS.

         All of our operations are conducted in the PRC and all of our revenues are generated from sales in the PRC. Although the PRC economy has grown significantly in recent years, we cannot assure you that such growth will continue. The Green food industry in the PRC is relatively new and growing, but we do not know how sensitive we are to a slowdown in economic growth or other adverse changes in the PRC economy which may affect demand for Green food products. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the demand for our products and materially and adversely affect our business.

INFLATION IN THE PRC COULD NEGATIVELY AFFECT OUR PROFITABILITY AND GROWTH.

         While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability. In order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. Such an austere policy can lead to a slowing of economic growth. In October 2004, the People's Bank of China, the PRC's central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products.

GOVERNMENTAL CONTROL OF CURRENCY CONVERSION MAY AFFECT THE VALUE OF YOUR INVESTMENT.

         The PRC government imposes controls on the convertibility of Renminbi ("RMB") into foreign currencies and, in certain cases, the remittance of currency out of the PRC. We receive substantially all of our revenues in RMB, which is currently not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency dominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses, such as the repayment of bank loans denominated in foreign currencies.

         The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain expenses as they come due.

THE FLUCTUATION OF THE RMB MAY MATERIALLY AND ADVERSELY AFFECT YOUR INVESTMENT.

         The value of the RMB against the U.S. Dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC's political and economic conditions. As we rely entirely on revenues earned in the PRC, any significant revaluation of the RMB may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. Dollars we receive from an offering of our securities into RMB for our operations, appreciation of the RMB against the U.S. Dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert our RMB into U.S. Dollars for the purpose of making payments for dividends on our common shares or for other business purposes and the U.S. Dollar appreciates against the RMB, the U.S. Dollar equivalent of the RMB we convert would be reduced. In addition, the depreciation of significant U.S. Dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

         On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. Dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximately 2.0% appreciation of the RMB against the U.S. Dollar. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. Dollar.

RECENT PRC STATE ADMINISTRATION OF FOREIGN EXCHANGE ("SAFE") REGULATIONS REGARDING OFFSHORE FINANCING ACTIVITIES BY PRC RESIDENTS HAVE UNDERGONE A NUMBER OF CHANGES WHICH MAY INCREASE THE ADMINISTRATIVE BURDEN WE FACE. THE FAILURE BY OUR SHAREHOLDERS WHO ARE PRC RESIDENTS TO MAKE ANY REQUIRED APPLICATIONS AND FILINGS PURSUANT TO SUCH REGULATIONS MAY PREVENT US FROM BEING ABLE TO DISTRIBUTE PROFITS AND COULD EXPOSE US AND OUR PRC RESIDENT SHAREHOLDERS TO LIABILITY UNDER PRC LAW.

         SAFE issued a public notice ("October Notice") effective from November 1, 2005, which requires registration with SAFE by the PRC resident shareholders of any foreign holding company of a PRC entity. Without registration, the PRC entity cannot remit any of its profits out of the PRC as dividends or otherwise; however, it is uncertain how the October Notice will be interpreted or implemented regarding specific documentation requirements for a foreign holding company formed prior to the effective date of the October Notice, such as in our case. In addition, the October Notice requires that any monies remitted to PRC residents outside of the PRC be returned within 180 days; however, there is no indication of what the penalty will be for failure to comply or if shareholder non-compliance will be considered to be a violation of the October Notice by us or otherwise affect us.

         In the event that the proper procedures are not followed under the SAFE October Notice, we could lose the ability to remit monies outside of the PRC and would therefore be unable to pay dividends or make other distributions. Our PRC resident shareholders could be subject to fines, other sanctions and even criminal liabilities under the PRC Foreign Exchange Administrative Regulations promulgated January 29, 1996, as amended.

ANY RECURRENCE OF SEVERE ACUTE RESPIRATORY SYNDROME, OR SARS, OR ANOTHER WIDESPREAD PUBLIC HEALTH PROBLEM, COULD ADVERSELY AFFECT OUR OPERATIONS.

         A renewed outbreak of SARS or another widespread public health problem in the PRC, such as bird flu where all of the Company's revenue is derived, could have an adverse effect on our operations. Our operations may be impacted by a number of health-related factors, including quarantines or closures of some offices that would adversely disrupt our operations.

         Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

BECAUSE OUR PRINCIPAL ASSETS ARE LOCATED OUTSIDE OF THE U.S. AND ALL OF OUR DIRECTORS AND NEARLY ALL OUR OFFICERS RESIDE OUTSIDE OF THE U.S., IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS BASED ON U.S. FEDERAL SECURITIES LAWS AGAINST US AND OUR OFFICERS AND SOME DIRECTORS IN THE U.S. OR TO ENFORCE A U.S. COURT JUDGMENT AGAINST US OR THEM IN THE PRC.

            Nearly all of our directors and officers reside outside of the U.S. In addition, our operating subsidiary is located in the PRC and substantially all of its assets are located outside of the U.S. It may therefore be difficult for investors in the U.S. to enforce their legal rights based on the civil liability provisions of the U.S. Federal securities laws against us in the courts of either the U.S. or the PRC and, even if civil judgments are obtained in U.S. courts, to enforce such judgments in PRC courts. Further, it is unclear if extradition treaties now in effect between the U.S. and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties under the U.S. Federal securities laws or otherwise.

WE MAY HAVE DIFFICULTY ESTABLISHING ADEQUATE MANAGEMENT, LEGAL AND FINANCIAL CONTROLS IN THE PRC.

            The PRC historically has not adopted a western style of management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

RISKS RELATED TO OUR STOCK.

WE ARE NOT LIKELY TO PAY CASH DIVIDENDS IN THE FORESEEABLE FUTURE.

         We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate. Should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary. In addition, our operating subsidiary, from time to time, may be subject to restrictions on its ability to make distributions to us, including restrictions on the conversion of local currency into U.S. Dollars or other hard currency and other regulatory restrictions.

THERE IS CURRENTLY NO TRADING MARKET FOR OUR COMMON STOCK.

         Our common stock is not traded or quoted on any exchange or inter-dealer quotation system as this is our initial public offering. You may be unable to sell your shares due to the absence of a trading market.

         Our common stock is subject to the "penny stock" rules to the extent that the price remains below $5.00, which requires delivery of a schedule explaining the penny stock market and the associated risks before any sale. See "Market for Common Equity and Related Stockholder Matters" in this Prospectus. These requirements may further limit your ability to sell your shares.

OUR COMMON STOCK IS ILLIQUID AND SUBJECT TO PRICE VOLATILITY UNRELATED TO OUR OPERATIONS.

         If our common stock trades or is listed on any exchange or inter-dealer quotation medium, the market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

THE PRICE OF OUR COMMON SHARES MAY DECLINE DUE TO THE LARGE NUMBER OF OUTSTANDING SHARES ELIGIBLE FOR FUTURE SALE TO THE PUBLIC.

         On April 22, 2006, we issued 5,389,221 shares of our common stock (approximately 10,950,897 shares after giving effect to our forward stock split on October 31, 2006) as consideration for the Management Agreement described in the section below titled "Business" in this Prospectus. Those shares are presently held in a trust and can be released from the trust and sold pursuant to Rule 144 beginning on April 22, 2007. Such sales, or the possibility of such sales, may adversely affect the price of our common stock and may make it more difficult for us to raise capital through the issuance of equity securities.

         In addition, on May 31, 2006, we sold 10,000 shares of our Series A convertible preferred stock and warrants to purchase our 10,000 shares of our common stock at $1.50 per share. Such Series A convertible preferred stock and warrants are convertible and exercisable for a total of 310,000 shares of our common stock. The shares of our common stock issuable upon conversion of the Series A convertible preferred stock may be sold under Rule 144 ("Rule 144") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), beginning on May 31, 2007. The shares of our common stock issuable upon exercise of the warrants may be sold under Rule 144 beginning one year after exercise.

         Upon the closing of this Offering, there will be between 12,578,774 and 13,278,774 shares of our common stock outstanding without giving effect to the exercise of any Unit Warrants. Therefore, the shares held in trust available for future resale, along with shares issuable upon conversion of the Series A convertible preferred stock and the warrants sold with it, will represent between 84.8% and 89.5% of our total outstanding common stock. This large number of shares of common stock available for resale, and future sales of those shares, could create an overhang effect that may depress the trading price of our common stock should a trading market develop.

THIS OFFERING WILL RESULT IN THE ISSUANCE OF A SUBSTANTIAL NUMBER OF WARRANTS WHICH MAY RESULT IN FUTURE DILUTION.

         Each common share sold in this Offering will be sold with two warrants which will each entitle the holder to purchase one share of our common stock at an exercise price of $1.50 per share and $2.00 per share, respectively. The exercise of these warrants could result in the issuance of up to an additional 600,000 to 2,000,000 shares of our common stock, depending on the number of Units being sold in this Offering. The exercise of the warrants could result in dilution to other shareholders and have an adverse effect on our stock price.

WE ARE AUTHORIZED TO ISSUE 4,900,000 SHARES OF AN "UNDESIGNATED" CLASS OF STOCK WHICH MAY ADVERSELY AFFECT THE VOTING POWER OR OTHER RIGHTS OF THE HOLDERS OF COMMON STOCK.

            Our certificate of incorporation authorizes us to issue 4,900,000 shares of an undesignated class of stock. With respect to these shares, our board of directors may make designations and define various powers, preferences, rights, qualifications, limitations and restrictions, consistent with Maryland law. Our board of directors is empowered, without stockholder approval, to issue this stock with rights that could adversely affect the voting power or other rights of the holders of our common stock. In addition, the undesignated stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. We do not presently intend to issue any shares of undesignated stock. Nevertheless, there can be no assurance we will not do so in the future. As of this date, no shares of the undesignated stock are outstanding and no designation has been made as to any characteristics these shares may have in the future.


                                 USE OF PROCEEDS
         We estimate that we will receive net proceeds of approximately $158,064 in the case of the Minimum Offering, or $781,064 in the case of the Maximum Offering, after deducting an aggregate of approximately $141,936 expenses in the case of the Minimum Offering or $218,936 in the case of the Maximum Offering set forth as follows:

     o    Filing fees
     o    Underwriter's Commissions;
     o    Legal and accounting fees;
     o    Printing; and
     o    Other expenses

                           Calculation of Net Proceeds

                                          Minimum Offering     Maximum Offering
Gross Proceeds                           $  300,000               $1,000,000
Underwriter's Commissions
  and Expense Allowance                  $   33,000               $  110,000
Expenses Other Than
  Underwriter's Commissions and
Expense Allowance                        $  108,936               $  108,936
NET PROCEEDS                             $  158,064               $  781,064


We intend to use the net proceeds from the Offering in the following manner:
------------------------------------ --------------------------------------------------------------------------
                                                             Amount

------------------------------------ --------------------------------------------------------
                                       Minimum Offering     Midpoint  of    Maximum Offering   Percent of total
                                                            Minimum and                        proceeds
                                                            Maximum
                                                            Offering
------------------------------------ -------------------- --------------- ------------------- -----------------
Machinery                                        $15,037         $44,671             $74,304        9.51%
------------------------------------ -------------------- --------------- ------------------- -----------------
Transport vehicles                                $7,528         $22,364             $37,199        4.76%
------------------------------------ -------------------- --------------- ------------------- -----------------
Annual rental for additional                     $27,074         $80,430            $133,785       17.12%
manufacturing facility and
warehousing facility
------------------------------------ -------------------- --------------- ------------------- -----------------
Hiring of additional factory workers
(annual estimated salaries)                      $36,111        $107,276            $178,440        22.84%
------------------------------------ -------------------- --------------- ------------------- -----------------
Hiring of additional sales staff
(annual estimated salaries)                      $45,129        $134,066            $223,002        28.55%
------------------------------------ -------------------- --------------- ------------------- -----------------
Increase in number of sales
offices/network                                  $27,185         $80,757            $134,334        17.22%
------------------------------------ -------------------- --------------- ------------------- -----------------
Total net proceeds                              $158,064        $469,564            $781,064         100%
------------------------------------ -------------------- --------------- ------------------- -----------------


         We plan to apply any additional proceeds raised ratably for the same expenses as listed above and any remainder towards additional working capital and general corporate expenses.

         The allocation of net proceeds set forth above represents our best estimates based upon our current plans and certain assumptions regarding financing costs, future revenues, and expenditures and other general economic conditions. If any of the foregoing factors change, Management, in its sole discretion, may find it necessary or advisable to reduce amounts allocated to some of the above-referenced categories or reallocate some of the proceeds within the above-described categories or use portions thereof for other purposes.

                         DETERMINATION OF OFFERING PRICE

         The Offering price for the Units being offered by us was determined based upon a valuation of our company obtained by the Underwriter and negotiations between us and the Underwriter.

                                    DILUTION

         The issuance of the 1,000,000 Units will dilute our common stock and may ultimately lower the price of our common stock. If you invest in our Units, your interest will be diluted to the extent of the difference between the price per share you pay for the common stock and the pro forma as adjusted net tangible book value per share by calculating the total assets less intangible assets and total liabilities, and dividing it by 13,578,774, the number of outstanding shares of common stock assuming the maximum number of shares being offered by us are sold and the Series A preferred stock is automatically converted into 300,000 shares of common stock.

         The net tangible book value of our common stock as of September 30, 2006, was $5,030,585, or approximately $.41 per share. Thus, as of September 30, 2006, the net tangible book value per share of common stock owned by our current stockholders would have increased by $881,064 or $.03 per share after giving effect to this offering (assuming the maximum number of shares being offered are sold and the Series A preferred stock is automatically converted into 300,000 shares of common stock) without any additional investment on their part and the purchasers of the shares offered hereby would have incurred an immediate dilution of $.56 per share from the offering price. The following table illustrates this per share dilution and reflects the receipt of varying amounts of proceeds:


                                                 100%       65%       30%
                                              --------   --------   --------
                                                                   (minimum)

Public offering price per Unit
 offered hereby                               $   1.00   $   1.00   $   1.00
                                              --------   --------   --------

Net tangible book value per
 share before offering                            0.41       0.41       0.41

Increase per share attributable to
 new investors                                    0.03       0.01        --
                                              --------   --------   --------

Adjusted net tangible book value
 per share after this offering                $   0.44   $   0.42   $   0.41
                                              --------   --------   --------

Dilution to new investors                     $   0.56   $   0.58   $   0.59
                                              --------   --------   --------

The following tables summarize the relative investments of investors pursuant to this offering and the current shareholders of the Company:


                               ASSUMING 100% OF OFFERING (1,000,000 UNITS) SOLD

                                               CURRENT          PUBLIC       PREFERRED
                                             STOCKHOLDERS     INVESTORS       STOCK          TOTAL
                                             ------------     ---------       -----          -----
Number of shares of common stock purchased    12,278,774      1,000,000        300,000     13,578,774
Percentage of outstanding
  common stock after offering                         91%             7%             2%           100%
Gross consideration paid                     $ 3,641,988    $ 1,000,000    $   100,000    $ 4,741,988
Percentage of consideration paid                      77%            21%             2%           100%
Average consideration paid                   $       .30    $      1.00    $       .33    $       .34


                               ASSUMING 65% OF OFFERING (650,000 UNITS) SOLD

                                               CURRENT          PUBLIC       PREFERRED
                                             STOCKHOLDERS     INVESTORS       STOCK          TOTAL
                                             ------------     ---------       -----          -----
Number of shares of common stock purchased    12,278,774        650,000        300,000     13,228,774
Percentage of outstanding
  common stock after offering                         93%             5%             2%           100%
Gross consideration paid                     $ 3,641,988    $   650,000    $   100,000    $ 4,391,988
Percentage of consideration paid                      83%            15%             2%           100%
Average consideration paid                   $       .30    $      1.00    $       .33    $       .33



                               ASSUMING 30% OF OFFERING (300,000 UNITS) SOLD

                                               CURRENT          PUBLIC       PREFERRED
                                             STOCKHOLDERS     INVESTORS       STOCK          TOTAL
                                             ------------     ---------       -----          -----
Number of shares of common stock purchased    12,278,774        300,000        300,000     12,878,774
Percentage of outstanding
  common stock after offering                         96%             2%             2%           100%
Gross consideration paid                     $ 3,641,988    $   300,000    $   100,000    $ 4,041,988
Percentage of consideration paid                      91%             7%             2%           100%
Average consideration paid                   $       .30    $      1.00    $       .33    $       .31

In the future, we may issue additional shares, options and warrants, all of which may further dilute our net tangible book value.


                                    BUSINESS

COMPANY HISTORY

         China Agri-Business, Inc. ("China Agri") was incorporated in the State of Maryland on December 7, 2005. On March 24, 2006, China Agri formed Mei Xin Agri Technology (Shaanxi) Co., Ltd. ("WOFE") in Xi'an city, the PRC. WOFE is a wholly-owned subsidiary of China Agri and a limited liability company organized under the laws of the PRC.

         WOFE acts as a management company for Shaanxi Xin Sheng Centennial Agricultural and Technology Co., Ltd. ("Xinsheng"). WOFE controls all aspects of Xinsheng's business and management, and is entitled to all proceeds of Xingsheng's business and obligated to fund its operations.

         Xinsheng was founded on April 22, 2002 as a joint stock limited liability company formed under the laws of the PRC and has approximately 2,340 individual shareholders. Prior to April 21, 2004, Xinsheng's stock was traded on China Zhongguancun Technology & Equity Exchange, a government endorsed local platform for local non-public companies to trade their equity securities. Xinsheng de-listed its stock from China Zhongguancun Technology & Equity Exchange on April 21, 2004.

         WOFE's control over Xinsheng was established in the following manner, and in accordance with PRC laws:

         On April 18, 2006, WOFE entered into a management entrustment agreement ("Management Agreement") with Xinsheng. Under the Management Agreement, Xinsheng and its shareholders entrusted to WOFE its management rights, the rights and powers of its shareholders and board of directors, and the right to receive all of Xinsheng's profits in exchange for WOFE's assumption of the obligation to fund all operating losses of Xinsheng.

         On April 22, 2006, following a Xinsheng shareholder meeting at which an attorney-in-fact was appointed to represent the Xinsheng shareholders, China Agri entered into a stock purchase agreement with the attorney-in-fact (the "Stock Purchase Agreement"). Pursuant to the Stock Purchase Agreement, we issued an aggregate of 5,389,221 shares of our common stock to the Xinsheng shareholders in consideration of the execution of the Management Agreement between Xinsheng, WOFE. Pursuant to the Stock Purchase Agreement and a voting trust and escrow agreement (the "Voting Trust and Escrow Agreement") entered into by the parties in connection with the Stock Purchase Agreement, these shares were issued in the name of a trustee for the Xinsheng shareholders, which trustee also acts as the escrow and selling agent for the Xinsheng shareholders for the sale of the shares. Under the terms of the Voting Trust and Escrow Agreement, the shares of our common stock issued to the Xinsheng shareholders pursuant to the Stock Purchase Agreement cannot be released by the trustee to any Xinsheng shareholder before one year elapses and the shares bear a standard restrictive legend. The trustee is entitled to exercise all rights and powers to vote the shares on behalf of the Xinsheng shareholders. After one year has elapsed, if a shareholder has not requested the release of the shares of such shareholder and wishes to sell the shares held by the trustee, the trustee will sell the shares on behalf of such shareholder and remit the proceeds to such shareholder.

         The entry into the Management Agreement, the Stock Purchase Agreement and the Voting Trust and Escrow Agreement, and the appointment of the attorney-in-fact, were approved by the Xinsheng shareholders at a meeting held on April 10, 2006, under the PRC Company Law. 352 shareholders representing an aggregate of 77.66% of the total outstanding shares of Xinsheng attended the shareholder meeting in person or by sending their representatives. More than 50% of the voting shares present at the shareholder meeting approved the Management Agreement and more than two thirds of the voting shares present in the shareholders meeting approved the Stock Purchase Agreement, Voting Trust and Escrow Agreement and appointment of the attorney-in-fact, which met the applicable requirements for actions requiring shareholder approval under the PRC Company Law.

         The following diagram sets forth the current corporate structure of the
Company:


      China Agri-Business, Inc.



100% ownership

      Mei Xin Agri Technology                   Shaanxi Xin Sheng Centennial
      (Shaanxi) Co., Ltd.                       Agricultural and Technology
                                                Co., Ltd.
                                   Contractual
                                   Relationship


         At the present, neither China Agri nor WOFE have any operation or plan to have any operation in the foreseeable future other than acting as a holding company or management company for Xinsheng and raising capital for its operations. However, our plans for China Agri and WOFE are subject to change in the future.

OUR BUSINESS

         Xinsheng currently has approximately 120 employees and utilizes one factory facility in Xi'an. A complete description of our properties and facilities is contained in the section below titled "Description of Property" in this Prospectus.

         The offices of China-Agri are located at 11 East 86th Street, New York, New York 10028 and our telephone number is 212-348-5600. Xinsheng is located outside of the city of Xi-an in the Shaanxi Province of the PRC.

         Our business is concentrated in areas within the growing PRC "Green" food market, which is described below. We manufacture and market two categories of "Green," environmentally friendly organic biochemical agricultural application products, which we also developed:

         o Xinsheng Luyuan, a line of products whose primary function is to increase agricultural production.

         o Xinsheng Lufeng, a line of products whose primary function is as a bactericide.

         Within these two categories, we produce more than 50 different agricultural application products.

ORGANIC BIOCHEMICAL AGRICULTURAL APPLICATION PRODUCTS

         Our agricultural application products are made of a chemical polymer combined with active potassium, organic nitrogen and 20 other ingredients, including polysaccharides extracted from the shells of crustaceans and mixed with active calcium. Because each of our products has been determined to have no adverse effects on the environment and to contain no toxins, use of our products contributes to the production of safe, healthy and environmentally friendly crops. Since 2004, and through our latest inspection in June 2006, our products meet all standards of the Q/SXN001-2004 Index, according to the annual Inspection Report issued by the Shaanxi Chemical Products Quality Monitoring and Inspection Station. The Q/SXN001-2004 Index is a quality standard for our industry promulgated by the government of Shaanxi Province and approved by the PRC Ministry of Agriculture, and the Inspection Report is issued as a verification of the quality of our products performed each year by the Shaanxi Chemical Products Quality Monitoring and Inspection Station.

         In the PRC, producers of fertilizer and related products must obtain a government approval known as a fertilizer registration certificate. For the period 2004 to 2006, we obtained a temporary certificate each year authorizing us to operate for a three-year experimental period mandated by PRC law. As a result, we are permitted to manufacture and distribute our organic biochemical agricultural application products throughout China. We are in the process of applying for a permanent certificate; however, there can be no assurance that such approval can be obtained.

         The key raw material for our products is chitosan, which consists primarily of polysaccharides extracted from the shells of crustaceans such as crabs and shrimp. Studies performed by our research and development team show that nitrogen, phosphorus, potassium and other nutrients in traditional chemical fertilizers tend to become highly water-soluble, and runoff water can remove them from the soil. Our products, which contain chitosan, release nutrients into the soil at a slower rate, making them less likely to be leached from the soil by rainwater. The retention of these nutrients improves the efficiency of use of both naturally-occurring and applied nutrients and fertilizers. Our chitosan-based products also build soil structure, which allows more air to reach plant roots and increases the soil's ability to retain water, resulting in healthier crops. Each of our products contains a minimum of 50 grams per liter of finished product. Our products also use chitosan to provide nutrients used by soil microorganisms, which in turn make mineral nutrients available to plants.

         Our agricultural application products are produced and sold in two types of packaging: (i) polyethylene bottles that are 12 centimeters in height and 5.8 centimeters in diameter and have a net weight of 200 grams and (ii) bags that are 11 centimeters in length and 8.4 centimeters in width and have a net weight of 20 grams.

         The raw materials we use in production are generally available from local suppliers and we do not have any long term supply contracts.

         The principal advantages of our agricultural application products are their high quality and low cost, as we believe they can ultimately reduce farmers' planting and operational expenses by approximately 20%. This is accomplished by increasing plant growth by an estimated 20%. The higher yields mean that farmers can plant less and therefore, decrease their operating expenses. These estimates are based on our own testing and a field trial report issued in 2006 by an independent third party, Chunhua County Land and Fertilizer Working Station, for the years of 2005 and 2004. Additionally, we offer agricultural application products containing bactericides and pesticides in addition to growth-promoting compounds, which are more cost effective than purchasing separate pesticides and bactericides.

         We began producing agricultural application products in 2004 and our products are produced in China's Shaanxi Province. Most of our sales are in Shaanxi and the Southern region of China in the Hunan, Hubei, Anhui and Jiangsu provinces, which tend to have warmer weather and longer growing seasons.

MARKET FOR OUR PRODUCTS

         By the late 1980s, in an effort to produce more food, the PRC had reached a point where its farmers were using more fertilizers and pesticides than most other countries. This overuse of fertilizers and pesticides, as well as the use of unsafe fertilizers and pesticides, led to the sale of products with dangerous and high concentrations of harmful chemicals and several publicized incidents of food-caused illness. In addition to creating a dangerous situation for domestic consumers, it also created problems for the PRC's food exporters which, in many cases, were barred from exporting to certain countries which have minimum acceptable standards for pesticide and chemical use.

         In 1990, the PRC Ministry of Agriculture began to encourage the production of Green foods, which are foods that are safe, free from pollutants and harmful chemicals, and of good quality. In 1992, the PRC Ministry of Agriculture established the China Green Food Research Center with a number of branches charged with inspecting food quality and provincial level centers to monitor local food quality in each province. The China Green Food Research Center is a private, for profit entity. In 1993, the Ministry of Agriculture established regulations on the use of Green food labeling. In 1994, the PRC government issued an "Agenda in the 21st Century", in which there was specific discussion with respect to the development of a Green food industry. In 1996, an identifying trademark for Green foods was registered in the PRC and put into use. That trademark is set forth below:


                                 GREENFOOD LOGO


         In 1997, the PRC State Council approved the "Plan to Improve Nutrition in Chinese People's Diets," which called for more Green foods to protect people's heath and well being.

         Today, with the rapid growth of PRC's economy and per capita income, people have become more health conscious. As a result, there is a growing market demand for Green food products. Fruits and vegetables labeled as Green are generally available in supermarkets throughout the PRC and are typically sold at higher prices.

         According to the PEOPLE'S DAILY ONLINE, by 2003, there were 2,047 Green food producers in China which sold approximately 72.3 billion RMB of food to the domestic market and more than US$ 1 billion to the overseas market.

         Green food certified by the China Green Food Research Center can be divided into 2 groups: grade A (allowed to use certain amount of chemical materials) and Grade AA (containing little or no chemical materials - also know as organic food). Our organic biochemical agricultural application products can be used to grow Grade AA foods.

         Shaanxi Province, where we are located, is already the largest Green food producer in the PRC with a history of producing organic and Green products for export. In fact, according to PEOPLE'S DAILY ONLINE, Shaanxi Province produces approximately one-third of the world's condensed apple juice which is required to meet rigorous international standards.

MARKETING

         We sell our agricultural application products to both direct consumers and indirect consumers. Direct consumers are farmers and indirect consumers are retail dealers. Because retail dealers have their own sales network and customers, we believe that developing a retail dealer network provides the same sales that we could generate by developing our own customer base of farmers. Therefore, we are focused on developing our retail dealer network. During the fiscal year ended December 31, 2005, our agricultural application products sold through retail dealers comprised approximately 90% of total sales, or about 100 tons. The balance of our sales during 2005 was directly to farmers.

         In order to market our products, we have placed hundreds of advertisements in newspapers. These newspapers include national publications and we have also utilized a limited amount of television advertising. We also distribute brochures, company profiles and CDs to farmers.

         We spent approximately RMB 500,000 (approximately US $62,500) during the past two fiscal years on advertising and promotion. As part of that spending, we sponsored over 60 promotional programs including informational sessions, product demonstrations and sales meetings. We also did direct mailings and assisted retail dealers to promote our products to farmers upon the request of the retail dealers.

         We currently have 50 sales and marketing employees.

COMPETITION

         Our major competitors are the following companies:

COMPANY NAME                                          LOCATION WITHIN PRC
------------                                          -------------------
Weifang Xinde Bio-tech Co., Ltd.                      Shandong Province
Shaanxi Haide'er Bio-tech Co., Ltd.                   Shaanxi Province
Weifang Hengsheng Bio-tech Co., Ltd.                  Shandong Province
Zhejiang Lanhai Bio-engineering Co., Ltd.             Zhejiang Province
Aiwo Beijing Agricultural Technology Co., Ltd.        Beijing City

         We have an advantage over our competitors in the production of what we believe are higher-quality products. Specifically, our products contain a greater proportion of chitosan than those of our competitors. Higher chitosan content translates into increased cost of production, and accordingly our products are priced approximately 10% to 15% higher than those of our competitors. However, our customers choose our products because their greater efficiency offsets the customers' greater cost. We offer free field trials to our potential customers for the purpose of comparing plantings that have applied our products to plantings that have not. Seeing the results, potential customers are inclined to purchase our products. We have a marketing team comprised of 50 persons who demonstrate to our dealers and our direct customers the correct methods of using our products, and who help address issues that arise for our dealers and customers in using our products and collect feedback from them.

INTELLECTUAL PROPERTY

         We currently own the rights to one patent for "Zero-tillage Fertilizing Equipment" (PRC Patent Number: 330398), which is a type of seeding machine, the use of which prevents soil erosion. We do not currently use this patent or the Zero-tillage Fertilizing Equipment in our business. We have not yet determined whether and when this patent may be utilized in our business.

         We also own the rights to the registered trademark below which we use in our business and which appears on our product packaging:

                            XIN SHENG SHI JI (LOGO)

SEASONALITY

         Our business is seasonal. Generally, our sales peak at the beginning of a plant season when farmers buy the most organic biochemical agricultural application products, and generally stay high in the period from March though June. Our sales are the lowest in the period from December through January and are relatively stable for the rest of the year.

RESEARCH AND DEVELOPMENT ACTIVITIES

         Currently, we have a six member research and development team which is responsible for formulating our organic biochemical agricultural application products and researching new products. We have three new products under development. We spent approximately $1,893 in research activities in 2006.

EMPLOYEES

         We have approximately 120 employees.

RECENT DEVELOPMENTS

         On July 1, 2005, Xinsheng acquired a 13.95% equity interest in Shaanxi Tianwei Aerospace Technology Co., Ltd. ("Tianwei"), a PRC company, for RMB 6,000,000 (approximately $757,882) in cash. Tianwei sells aerospace products to military industry customers.

         On June 17, 2006, we entered into a Property and Rights Transfer Agreement with Shaanxi Tobacco. Pursuant to the Property Transfer Agreement, we, through Xinsheng, are to acquire Xi'an Zhongxing Bio-tech Engineering Co., Ltd. ("Xi'an Zhongxing"), a PRC company and wholly-owned subsidiary of Shaanxi Tobacco's, for a total purchase price of RMB 2,100,000 (approximately US $262,500). We paid 60% of the total purchase price in December, 2006 and the balance is due by June 1, 2007.

         Xi'an Zhongxing owns several pesticide products. It has a cash investment of RMB 707,000, or approximately US$ 88,375, in Xi'an Municipal Changda Trading Co., which is a production facility with laboratory equipment and other office facilities.

         On October 31, 2006, we effected a 2.032-for-1 forward split of our common stock in order to prepare for this Offering.


                             DESCRIPTION OF PROPERTY

         Our subsidiary, Xinsheng, leases its office space (use area of 678.50 square meters, or approximately 7,303.3 square feet) at the Finance Plaza 9th Floor, Hi-tech Road No. 42, Hi-tech Industrial Development Zone in Xi'an, Shaan Xi Province, for an annual rent of RMB 366,390 (approximately US$ 46,165) from Shaanxi Heng Xing Property Management Co., Ltd. The term of the lease is three years from April 1, 2005 through March 31, 2008.

         Xinsheng leases its operating space (construction area of 246.8 square meters, or approximately 2,656.5 square feet) located at the Xi'an Vegetable Research Institute ("XVRI") for an annual rent of RMB 38,500 (approximately US$ 4,850). The term of the XVRI lease is three years from April 1, 2004 through March 31, 2007.

         China Agri leases office space at 11 East 86th Street, New York, New York 10028 from Michael Segal, one of our directors. Mr. Segal allows us to use the space rent free.

         Xinsheng does not own any land use rights.

         Xinsheng owns its manufacturing facility, valued at approximately RMB 414,670 (approximately US$ 52,248) and vehicles, valued at RMB 1,904,079 (approximately US$ 239,914).

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

         THE FOLLOWING DISCUSSION AND ANALYSIS OF THE CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ WITH "SELECTED FINANCIAL DATA" AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION AND ANALYSIS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. THE ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING, BUT NOT LIMITED TO, THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.
OVERVIEW

         We manufacture and market two categories of organic biochemical agricultural application products, which we also developed:

     o Xinsheng Luyuan, a line of products whose primary function is to increase agricultural production.

     o Xinsheng Lufeng, a line of products whose primary function is bactericide.

         Within these two categories, we produce more than 50 different agricultural application products. We sell those products in 14 Provinces in the PRC.


RECENT DEVELOPMENTS AND TRENDS

         We introduced our first organic biochemical agricultural application products to the market under the brand "Xinsheng Luyuan" in October, 2004. During the fiscal year ended December 31, 2005, Xinsheng Luyuan's sales grew rapidly and we introduced our second product, Xinsheng Lufeng, which has a primary function as a bactericide. With an increased target market and the introduction of a proactive marketing campaign, we were able to generate over $650,000 sales in agricultural application products in 2005. In the first nine months ended September 30, 2006, revenues from the sale of organic biochemical agricultural application products were $1,414,383.

         We have developed what we believe to be an aggressive, multi-prong strategy to expand our operations and establish us as one of the leaders in the PRC's growing organic agriculture industry by utilizing the following strategies:

FULL UTILIZATION OF INCREASED PRODUCTION CAPACITY

         In April 2006, we purchased two additional two-ton reactors and added 500 square meters to our production facility. Management anticipates that this will increase our monthly production capacity from 10 tons to 30 tons. We plan to fully utilize this increased production capacity to grow our business. In 2007 and 2008, we plan to spend approximately $438,863 on the purchase of new manufacturing and research facilities, including four reactors, one automatic package filling line, one color spectrometer and one nitrogen determination apparatus.

EXPANDING SALES AND MARKETING EFFORTS IN SHAANXI

         Our marketing efforts have been limited; however, we have created a targeted marketing campaign and dedicated sales efforts designed to significantly improve sales, and, in turn, revenue and net income. We give reduced prices for our retail dealers and their representatives if they achieve certain purchase levels on a sliding scale as follows

------------------------------------------- ------------------------------------
Annual Revenue Achieved by a Retail Sales   Price Reduced by (percentage of
Dealer (RMB)                                achieved revenue)
------------------------------------------- ------------------------------------
10,000 - 49,999                             3%
------------------------------------------- ------------------------------------
50,000 - 99,999                             4%
------------------------------------------- ------------------------------------
100,000 - 199,999                           5%
------------------------------------------- ------------------------------------
200,000 and above                           6%
------------------------------------------- ------------------------------------


         We plan to implement promotional and advertising programs, with greater frequency and on a larger scale than our programs to date. The programs will focus on the effectiveness of our products as compared to those of our competitors' and will include informational sessions, product demonstrations, sales meetings, and newspaper and television advertising. We plan to spend RMB 1,040,000 (approximately US $134,576) on these programs in 2007.

ENTERING NEW MARKETS

         With a growing production capability and a dedicated sales force, we plan to expand our sales efforts to include more areas in Southern China, such as Hunan province, Hubei province, Anhui province and Jiangsu province. We plan to establish 50 sales stations in 2007 at approximately RMB 150,000 (approximately US $ 19,410). One advantage of expanding into these markets is that they typically have a warmer climate, and in turn, a longer growing season.

INTRODUCTION OF ADDITIONAL PRODUCTS

         Our research and development department is continuously working with our customers to determine additional areas of demand for our products. We have three products that are currently in the final stages of testing, which are designed to enhance the growth of flowers and herbs used in herbal medicines. The research and development cost is estimated to be a total of RMB 50,000 (approximately US $6,470).

ACQUISITION

         On June 17, 2006, we entered into a Property and Rights Transfer Agreement with Shaanxi Tobacco. Pursuant to the Property Transfer Agreement, we, through Xinsheng, are to acquire Xi'an Zhongxing, a wholly-owned subsidiary of Shaanxi Tobacco, for RMB 2,100,000, or approximately US $262,500, as the total purchase price. We have paid 60% of the total purchase price in December, 2006 with the balance due by June 1, 2007.

         Zhongxing owns several pesticide products. It has a cash investment of RMB 707,000, or approximately US $88,375, in Xi'an Municipal Changda Trading Co., and owns a production facility with laboratory equipment and other office facilities.

DEVELOPMENT OF PRODUCTS FOR THIRD PARTIES

         Under an outsourcing arrangement with Chuanhua Phosphor Fertilizer Factor, we developed three organic biochemical agricultural application products for Chuanhua Phosphor Fertilizer Factor. We transferred the ownership interest of such products to Chuanhua Phosphor Fertilizer Factor, for which we received RMB 4,100,000, or approximately US$ 495,977, during the fiscal year ended December 31, 2005. We intend to continue to seek similar outsourcing opportunities to provide research and development services to third-parties, or to sell products which we do not intend to manufacture.

LIQUIDITY AND CAPITAL RESOURCES AND RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

LIQUIDITY AND CAPITAL RESOURCES

NINE MONTHS ENDED SEPTEMBER 30, 2006

         We currently finance our operations and capital expenditures through cash flows from operations and anticipate that we will continue to do so for the balance of this fiscal year. Cash and cash equivalents increased $1,871,785 from $1,216,749 at December 31, 2005 to $3,088,534 at September 30, 2006.

         For the nine months ended September 30, 2006, net cash provided by operating activities totaled $1,279,698. Net income for the nine months ended September 30, 2006 was $630,623. Cash provided by operating activities also includes non-cash charges for depreciation of property, plant and equipment ($24,552) and amortization of intangible assets ($935).

         Cash increased as a result of a $420,693 decrease in accounts receivable, a $250,677 decrease in prepaid expenses, and a $19,418 increase in accounts payable and accrued liabilities. Increases in inventory of $49,937 and $17,263 in other receivables decreased cash provided by operating activities.

         Cash provided by investing activities was $518,551, resulting from the purchase of equipment of $48,114, a $159,155 deposit paid in connection with a contemplated acquisition, and the collection of loan receivables totaling $725,820 from Guangda Investment, Inc. ($604,850) and Bluesky Construction, Ltd. ($120,970). We do not anticipate making such loans in the future, as they are unrelated to our principal business.

         Cash provided by financing activities was $100,000, all from the sale of 10,000 Units (each Unit consisting of one share of Series A convertible Preferred Stock and one warrant to purchase one share of common stock at $1.50 per share) at $10.00 per Unit on May 31, 2006.

NINE MONTHS ENDED SEPTEMBER 30, 2005

         For the nine months ended September 30, 2005, net cash provided by operating activities totaled $240,948. Net income for the nine months ended September 30, 2005 was $139,306. Cash provided by operating activities also includes non-cash charges for depreciation of property, plant and equipment ($26,858) and amortization of intangible assets ($930).

         Cash increased as a result of a $200,829 decrease in the advance to related parties account. The increases in accounts receivable of $60,242, prepaid expenses of $15,333, and inventory of $47,583, and a $3,817 decrease in accounts payable and accrued liabilities decreased cash provided by operating activities.

         Cash used in investing activities was $1,077,049 resulting from the purchase of equipment for $55,648, a loan of $295,580 to Red Forest Net Bar, and a long-term investment of $725,821 in Tianwe Technology Corporation during the period.


NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005 COMPARATIVE OPERATING RESULTS

REVENUE

------------------------- ----------------------------------------- -----------------------------------------
                            NINE MONTHS ENDED SEPTEMBER 30, 2006      NINE MONTHS ENDED SEPTEMBER 30, 2005
------------------------- ----------------------------------------- -----------------------------------------
            PRODUCT        QUANTITY      AVERAGE       REVENUES       QUANTITY       AVERAGE      REVENUES
                            (TONS)      UNIT PRICE                     (TONS)      UNIT PRICE
------------------------- ------------ ------------- -------------- -------------- ------------ -------------
Agricultural Application      207       $   6,833       $1,414,383       67            $6,364      $426,386
Products
------------------------- ------------ ------------- -------------- -------------- ------------ -------------
Farm Products                                             $212,819                                   $75,402
------------------------- ------------ ------------- -------------- -------------- ------------ -------------
Total:                                                  $1,627,202                                  $501,788
------------------------- ------------ ------------- -------------- -------------- ------------ -------------


         Revenues for the nine months ended September 30, 2006 and 2005 were $1,627,202 and $501,788, respectively. This includes the sales of agricultural application products of $1,414,383 and $426,386 respectively for the nine months ended September 30, 2006 and 2005. The increase in revenue for the nine months ended September 30, 2006 was mainly due to sales of 140 tons ($987,997) more agricultural products in 2006 and the $137,417 increase in sales of farm products. Farm products are not the company's core products. In 2006, the company increased sales of agricultural application products to Inner Mongolia and Sichuang province which had a higher sale price per unit. This caused the average unit price per ton to be higher than for the same period of 2005. The company only sold the farm products in Chinese New Year and National Day holidays. Farm products include different kind of fruits, vegetables, eggs, dry fruits, and dry vegetables, etc. Therefore we do not have the data of its quantity and unit price except its revenue. The company determined to concentrate on their core products, agricultural application products, and will minimize the sales for farm products in the future. Please refer to the chart above for more information about revenue analysis for the period.

COST OF GOODS SOLD

------------------------- ----------------------------------------- -----------------------------------------
                            NINE MONTHS ENDED SEPTEMBER 30, 2006      NINE MONTHS ENDED SEPTEMBER 30, 2005
------------------------- ----------------------------------------- -----------------------------------------
            PRODUCT        QUANTITY      AVERAGE         COSTS       QUANTITY      AVERAGE        COSTS
                            (TONS)      UNIT COST                     (TONS)      UNIT COST
------------------------- ------------ ------------- -------------- ------------ ------------ ---------------
Agricultural Application      207       $   1,895       $392,237        67          $2,332        $156,254
Products
------------------------- ------------ ------------- -------------- ------------ ------------ ---------------
Farm Products                                           $104,338                                   $30,196
------------------------- ------------ ------------- -------------- ------------ ------------ ---------------
Total:                                                  $496,575                                  $186,450
------------------------- ------------ ------------- -------------- ------------ ------------ ---------------

Cost of goods sold for the nine months ended September 30, 2006 and 2005 were $496,575, and $186,450, respectively. This includes the costs of goods sold for agricultural application products of $392,237 and $156,254 respectively. The reduction in the unit cost per ton in 2006 compared to 2005 was mainly due to the increased productivity and lower raw materials and labor costs in 2006. Please refer to the chart above for more information about cost of goods sold analysis for the period.


                                             2006          2005       Inc/(Dec)
Selling and Marketing Expenses             $53,683        $21,870     $31,813

Selling and Marketing expenses increased by $31,813 for the period ended September 30, 2006 compared with the same period in 2005 as a result of increased sales volume for the period. Research and development expenses were $1,893 for the nine months ended September 30, 2006 and none for the same period in 2005. Marketing promotion expenses for the nine months ended September 30, 2006 and 2005 were $12,046 and $9,640, respectively. The increase in selling expenses was mainly due to increased salary expenses for the period.


                                             2006          2005     Inc/(Dec)
Depreciation-tangible assets               $24,552       $26,858    $(2,306)

Depreciation of property and equipment for the nine months ended September 30, 2006 and 2005 were $24,552, and $26,868, respectively. We did not make major purchases during the nine months ended September 30, 2006 and 2005.

                                            2006         2005       Inc/(Dec)
Amortization-intangible assets              $935         $930          $5

Amortization of intangible assets for the nine months ended September 30, 2006 and 2005 were $935 and $930, respectively, and represents the amortization of patents over their 10-year life.

                                               2006        2005      Inc/(Dec)
General and administrative                  $424,710    $135,015     $289,695

The increases in general and administrative expenses were mainly due to a one time write off of $247,474 in prepaid accounts and long term deferred asset account for incorporation expenses and reorganization related expenses for the period. Under Chinese GAAP, we are allowed to capitalize the incorporation expenses and reorganization expenses and amortize them over five years. We made the adjustments under US GAAP in the same period they were incurred.


                                        2006             2005      Inc/(Dec)
Bank Interest Income                    $3,876         $8,641      $(4,765)

Bank interest decreased by $4,765 for the period ended September 30, 2006 compared with the same period in 2005. Bank interest represents the bank interest earned during the period.


LIQUIDITY AND CAPITAL RESOURCES FOR FISCAL YEAR ENDED DECEMBER 31, 2005 AND 2004

FISCAL YEAR ENDED DECEMBER 31, 2005

         For the fiscal year ended December 31, 2005, net cash provided by operating activities totaled $144,190. Net income for the fiscal year ended December 31, 2005 was $477,117. Cash provided by operating activities also includes non-cash charges for depreciation of $40,396 and amortization of intangible assets of $1,240

         Cash increased as a result of the $200,829 decrease in the advances to related parties receivable and the increase in accounts payable and accrued liabilities of $8,245. The increase in accounts receivable of $507,416, prepaid expenses of $57,785, and $18,436 in inventory, decreased cash provided by operating activities.

         Cash used in investing activities was $1,049,723. This was due to the purchase of $91,724 in new equipment, cash received from disposal of equipment of $63,402, loan of $295,580 to Red Forest Net Bar, and long term investments of $725,821.


FISCAL YEAR ENDED DECEMBER 31, 2004

         For the fiscal year ended December 31, 2004, net cash used by operating activities totaled $428,283. The net loss for the fiscal year ended December 31, 2004 was $3,800. Net cash provided by operating activities also includes non-cash charges for depreciation of $20,253 and amortization of intangible assets of $1,210.

         Cash increased as a result of a $23,517 increase in accounts payable and accrued liabilities. The increase in prepaid expenses of $231,581, $200,829 in advances to related parties, and $37,053 in inventory, increased cash used in operating activities.

         Cash used in investing activities was $1,346,599. This was due to the purchase of $256,725 in equipment, $1,088,730 of loans to non-related third parties, and the payment of $1,144 for an intangible asset.


FISCAL YEAR 2005 AND 2004 COMPARATIVE OPERATING RESULTS

REVENUE

---------------------------------------- ------------------------------------- ---------------------------------------
                                         FISCAL YEAR ENDED DECEMBER 31, 2005    FISCAL YEAR ENDED DECEMBER 31, 2004
---------------------------------------- ------------------------------------- ---------------------------------------
                PRODUCT                  QUANTITY      AVERAGE     REVENUES    QUANTITY   AVERAGE        REVENUES
                                                                                          UNIT
                                           (TONS)    UNIT PRICE                 (TONS)      PRICE
---------------------------------------- ----------- ------------ ------------ ---------- ---------- -----------------
Agricultural Application Products            97       $ 6,780       $657,694      8        $8,150           $65,200
---------------------------------------- ----------- ------------ ------------ ---------- ---------- -----------------
Transfer of Technology                                              $495,977                                     $0
---------------------------------------- ----------- ------------ ------------ ---------- ---------- -----------------
Farm Products                                                        $76,277                               $490,498
---------------------------------------- ----------- ------------ ------------ ---------- ---------- -----------------
Total:                                                            $1,229,948                               $555,698
---------------------------------------- ----------- ------------ ------------ ---------- ---------- -----------------



         Revenues for fiscal year ended December 31, 2005 and 2004 were $1,229,948, and $555,698, respectively. We started to sell agricultural application products in October, 2004. The higher unit sale price in 2004 comparing with the same period of 2005 was because we wanted to test the market reaction for our new products. In 2005, we increased our operation scale and established the price policy catering to the market. Prior to October, 2004, we principally sold farm products such as vegetables, fruit and eggs. During 2005, we also received RMB 4,100,000 ($495,977) from Chin-up Phoshphor Fertilizer Factory for the development and transfer of three agricultural application products which we are not selling ourselves. Please refer to the chart above for more information about revenue and unit price information for the period.

COST OF GOODS SOLD

---------------------------------------- ------------------------------------- ---------------------------------------
                                         FISCAL YEAR ENDED DECEMBER 31, 2005    FISCAL YEAR ENDED DECEMBER 31, 2004
---------------------------------------- ------------------------------------- ---------------------------------------
                PRODUCT                  QUANTITY      AVERAGE       COSTS     QUANTITY    AVERAGE        COSTS
                                           (TONS)     UNIT COST                 (TONS)    UNIT COST
---------------------------------------- ----------- ------------ ------------ ---------- ---------- -----------------
Agricultural Application Products            97       $  2,427      $235,456       8        $1,772       $14,173
---------------------------------------- ----------- ------------ ------------ ---------- ---------- -----------------
Transfer of Technology                                                    $0
---------------------------------------- ----------- ------------ ------------ ---------- ---------- -----------------
Farm Products                                                        $31,127                            $204,012
---------------------------------------- ----------- ------------ ------------ ---------- ---------- -----------------
Total:                                                              $266,583                            $218,185
---------------------------------------- ----------- ------------ ------------ ---------- ---------- -----------------

         Cost of goods sold for the fiscal year ended December 31, 2005 and 2004 were $266,583, and $218,185, respectively. This includes the costs of goods sold for organic biochemical agricultural application products of $235,456 and $14,173 respectively. The increase in the unit cost per ton in 2005 compared to 2004 was due to the higher cost for more comprehensive raw materials. We recorded zero cost for the transfer of technology because the development costs for the technology we transferred to Chin-up Phoshphor Fertilizer Factory had been expensed in the previous periods. Please refer to the chart above for more information about cost of goods sold analysis for the period.

                                            2005         2004         Inc/(Dec)
Selling and Marketing Expenses             $34,391      $12,810        $21,581

Selling and marketing expenses increased by $21,581 for the fiscal year ended December 31, 2005 compared with the same period in 2004 due to higher sales volume for the period.



                                             2005         2004        Inc/(Dec)
Depreciation-tangible assets               $40,396      $20,253       $20,143

Depreciation of property and equipment for the fiscal years ended December 31, 2005 and 2004 were $40,396 and $20,253, respectively. The increase in depreciation expense for fiscal year ended December 31, 2005 was principally due to the purchase of equipment during 2005.

                                             2005        2004      Inc/(Dec)
Amortization-intangible assets              $1,240      $1,210       $30

Amortization of intangible assets for fiscal years ended December 31, 2005 and 2004 were $1,240 and $1,210, respectively, and represents the amortization of a patent over its 10-year life.

                                              2005            2004     Inc/(Dec)
General and administrative                  $420,222        $319,304   $100,918

General and administrative expenses increased by $100,918 for fiscal year ended December 31, 2005 compared with the same period in 2004 as a result of a one time write-off of incorporation expenses and reorganization related expenses for both fiscal year 2005 and 2004. Under Chinese GAAP, we are allowed to capitalize such costs and amortize them over five years. However, under US GAAP, the costs are expensed in the same period they were incurred.

                                            2005          2004        Inc/(Dec)
Bank Interest Income                      $10,001        $12,264      $(2,263)

Bank interest decreased by $2,263 for the fiscal year ended December 31, 2005 compared with the same period in 2004. Bank interest represents the bank interest earned during the period.

SUMMARY OF CRITICAL ACCOUNTING POLICIES

         The discussion and analysis of our financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with generally accepted accounting principles generally accepted in the United States (or "GAAP"). The preparation of those financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions.

            Critical accounting policies are those that reflect significant judgments or uncertainties, and potentially result in materially different results under different assumptions and conditions. We have described below what we believe are our most critical accounting policies. SEE ALSO NOTE 2 TO CONSOLIDATED FINANCIAL STATEMENTS, "SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES".


(a) Foreign Currency Translation

     The functional currency of China Agri and WOFE is the U.S. Dollar. The functional currency of Xinsheng is the RMB. The reporting currency of the Company is the U.S. Dollar. Xinsheng assets and liabilities are translated into U.S. Dollars at the period-end exchange rates (7.9168 RMB to $1.00, 8.0671 RMB to $1.00, and 8.2665 RMB to $1.00 at September 30, 2006,
     December 31, 2005, and December 31, 2004, respectively). Xinsheng revenues and expenses are translated into U.S. dollars at average exchange rates for the period (8.0183 RMB to $1, 8.0671 RMB to $1.00, 8.0671 RMB to $1.00, and
     8.2638 RMB to $1.00 for the nine months ended September 30, 2006, for the nine months ended September 30, 2005, for the year ended December 31, 2005, and for the year ended December 31, 2004, respectively). Resulting translation adjustments are recorded as a component of accumulated other comprehensive income within stockholders' equity.

(b) Cash and Cash Equivalents

     Cash and cash equivalents consist of cash on hand, cash on deposit with banks, and highly liquid debt investments with a maturity of three months or less when purchased.

(c) Inventory

     Inventory is stated at the lower of cost (first-in, first-out method) or market.

(d) Property, Plant and Equipment, Net

     Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated useful lives of the respective assets.

(e) Intangible and Other Long-Lived Assets, Net

     Intangible and other long-lived assets are stated at cost, less accumulated amortization and impairments. The patent is being amortized over its expected useful economic life of 10 years.

     The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss based on the fair value of the assets.

(f)  Revenue Recognition

     Sales of products are recorded when title passes to the customer, which is generally at time of shipment. The Company performs ongoing credit evaluations of its customers' financial condition, but generally does not require collateral to support customer receivables. The credit risk is controlled through credit approvals, limits and monitoring procedures. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other factors. Accounts receivable are charged against the allowance for doubtful accounts once all collection efforts have been exhausted. The Company does not routinely permit customers to return product.

     Freight and other transportation costs are included in cost of goods sold.

(g) Stock-Based Compensation

     Stock-based compensation is accounted for at fair value in accordance with SFAS No. 123(R) "Accounting for Stock-Based Compensation". No stock options have been granted and none are outstanding.

(h)  Income Taxes

     Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net of operating loss carry forwards and credits, by applying enacting statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is not more likely than not that some portion or all of the deferred tax assets will be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

(i) Earnings (Loss) Per Common Share

     Basic earnings (loss) per common share are computed on the basis of the weighted average number of common shares outstanding during the period.

     Diluted earnings (loss) per share are computed on the basis of the weighted average number of common shares and dilutive securities (such as convertible preferred stock) outstanding. Dilutive securities having an anti-dilutive effect on diluted earnings (loss) per share are excluded from the calculation.

FINANCIAL STATEMENTS

         Our financial statements described below and the report of our independent auditors thereon are set forth following the Index to Financial Statements on page F-1 of this Prospectus:

Report of independent registered public accounting firm                      F-1

Consolidated balance sheets as of September 30, 2006 (unaudited),
December 31, 2005 and 2004                                                   F-2

Consolidated statements of operations for the nine months
ended September 30, 2006 and 2005 (unaudited) and for
the years ended December 31, 2005 and 2004                                   F-3

Consolidated statements of stockholders' equity for the years ended December 31, 2004 and 2005 and for the
nine months ended September 30, 2006 (unaudited)                             F-4

Consolidated statements of cash flows for the nine months
ended September 30, 2006 and 2005 (unaudited) and for the
years ended December 31, 2005 and 2004                                       F-5

Notes to consolidated financial statements                            F-6 - F-18

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholders
China Agri-Business, Inc.
  (formerly Shaanxi XinSheng Centennial Agricultural and Technology Co., Ltd.)

We have audited the accompanying consolidated balance sheets of China Agri-Business, Inc. (formerly Shaanxi XinSheng Centennial Agricultural and Technology Co., Ltd.) as of December 31, 2005 and December 31, 2004, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of China Agri-Business, Inc. (formerly Shaanxi XinSheng Centennial Agricultural and Technology Co., Ltd.) as of December 31, 2005 and December 31, 2004, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.


                                                          "MOEN AND COMPANY LLP"

                                                                        "SIGNED"

Vancouver, British Columbia, Canada
April 18, 2006



                           China Agri-Business, Inc.
                           Consolidated Balance Sheets
-------------------------------------------------------------------------------------------------------


                                                             September 30,   December 31,  December 31,
                                                                 2006            2005         2004
                                                            -------------  -------------- -------------
                                                             (Unaudited)     (Audited)     (Audited)
                                     ASSETS
Current Assets
   Cash and cash equivalents                                 $ 3,088,534   $ 1,216,749   $ 1,920,060
   Accounts receivable, net of
     allowance for doubtful
     accounts of $21,078, $5,125,
     and $0, respectively                                         86,723       507,416          --
   Advances to related parties                                      --            --         200,829
   Inventory                                                     105,426        55,489        37,053
   Other receivable                                               17,263          --            --
   Loans receivable                                              680,133     1,088,730          --
   Prepaid expenses                                               38,689       289,366       231,581
-------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                           4,016,768     3,157,750     2,389,523
LOANS RECEIVABLE                                                    --         295,580     1,088,730
PROPERTY, PLANT AND EQUIPMENT, NET                               247,960       224,398       236,472
DEPOSIT PAID IN CONNECTION WITH
   CONTEMPLATED ACQUISITION                                      159,155          --            --
INVESTMENT IN TIENWE TECHNOLOGY                                  757,882       725,821          --
INTANGIBLE ASSETS, NET                                             8,157         8,995        10,015

-------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                 $ 5,189,922   $ 4,412,544   $ 3,724,740
=======================================================================================================
                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
   Accounts payable and
    accrued liabilities                                      $    51,180   $    31,762   $    23,517
-------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                         51,180        31,762        23,517
-------------------------------------------------------------------------------------------------------


   Redeemable series A preferred stock,
     par value $.001 per share; authorized
     100,000 shares; issued and outstanding
     10,000, 0, and 0 shares, respectively                       100,000          --            --
-------------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY

   Undesignated preferred stock,
     par value $.001 per share; authorized
     4,900,000 shares; none issued                                  --            --            --
   Common stock par value $.001 per share;
     authorized 100,000,000 shares; issued
     and outstanding 12,278,774
     10,950,897, and 10,950,897 shares,
     respectively                                                 12,279        10,951        10,951
   Additional paid-in capital                                  3,629,709     3,631,037     3,631,037
 Retained earning (deficit) share; authorized                  1,167,761       537,138        60,021
-------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                     5,038,742     4,380,782     3,701,223
-------------------------------------------------------------------------------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $ 5,189,922     4,412,544   $ 3,724,740
=======================================================================================================

The accompanying notes are an integral part of these financial statements.


                           China Agri -Business, Inc.
                     Consolidated Statements of Operations

-------------------------------------------------------------------------------------------------

                                        Nine Months   Nine Months
                                           Ended         Ended                Year Ended
                                        September 30, September 30,           December 31
                                                                       ------------------------
                                           2006           2005            2005           2004
                                        ------------  -------------    -----------   ----------
                                        (Unaudited)    (Unaudited)     (Audited)      (Audited)


Revenue:
   Sales of products                   $  1,627,202   $    501,788   $    733,971   $    555,698
   Sale of technology                          --             --          495,977           --
-------------------------------------------------------------------------------------------------
   Total revenues                         1,627,202        501,788      1,229,948        555,698
-------------------------------------------------------------------------------------------------

Operating costs and expenses:
   Cost of goods sold                       496,575        186,450        266,583        218,185
   Selling and marketing                     53,683         21,870         34,391         12,810
   General and administrative               424,710        135,015        420,222        319,304
   Depreciation of property,
     plant and equipment                     24,552         26,858         40,396         20,253
   Amortization of intangible assets            935            930          1,240          1,210
-------------------------------------------------------------------------------------------------
Total operating costs and expenses        1,000,455        371,123        762,832        571,762
-------------------------------------------------------------------------------------------------

Income (loss) from operations               626,747        130,665        467,116        (16,064)

Interest income                               3,876          8,641         10,001         12,264
-------------------------------------------------------------------------------------------------

Income (loss) before income taxes           630,623        139,306        477,117         (3,800)

Income taxes                                   --             --             --             --
-------------------------------------------------------------------------------------------------
Net income (loss)                      $    630,623   $    139,306   $    477,117   $     (3,800)
=================================================================================================



Earnings (loss) per common share:
   Basic                               $       0.05   $       0.01   $       0.04   $      (0.00)
-------------------------------------------------------------------------------------------------
   Diluted                             $       0.05   $       0.01   $       0.04   $      (0.00)
-------------------------------------------------------------------------------------------------

Weighted average number of
  common shares used to compute
  earnings (loss) per common share:
   Basic                                 11,738,869     10,950,897     10,950,897     10,950,897
-------------------------------------------------------------------------------------------------
   Diluted                               11,874,034     10,950,897     10,950,897     10,950,897
-------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.


                           China Agri -Business, Inc.
                 Consolidated Statements of Stockholders' Equity

--------------------------------------------------------------------------------------------------------------------------
                                                                                              Accumulated
                                                                 Additional       Retained      Other
                                   Common stock                    Paid-in        Earnings   Comprehensive
                                      Shares          Amount       Capital       (Deficit)      Income          Total
                                   --------------------------------------------------------------------------------------

Balance, December 31, 2003           10,950,897   $    10,951   $ 3,631,037    $    63,821    $      --      $ 3,705,809
Net loss for year ended                    --
   December 31, 2004                       --            --            --           (3,800)          --           (3,800)
Foreign currency translation
  adjustment                               --            --            --             --             (786)          (786)
--------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2004           10,950,897        10,951     3,631,037         60,021           (786)     3,701,223
Net loss for year ended
   December 31, 2005                       --            --            --          477,117           --          477,117
Foreign currency translation
  adjustment                               --            --            --             --          202,442        202,442
--------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2005           10,950,897        10,951     3,631,037        537,138        201,656      4,380,782
Reverse acquisition of Xinsheng
  effective April 22, 2006
  (unaudited)                         1,327,877         1,328        (1,328)          --             --             --
Net income for nine months ended
   September 30, 2006 (unaudited)          --            --            --          630,623           --          630,623
Foreign currency translation
  adjustment (unaudited)                   --            --            --             --           27,337         27,337
--------------------------------------------------------------------------------------------------------------------------
Balance, September 30, 2006
  (unaudited)                        12,278,774   $    12,279   $ 3,629,709    $ 1,167,761    $   228,993    $ 5,038,742
==========================================================================================================================


The accompanying notes are an integral part of these financial statements.





                                       F-4





                            China Agri-Business, Inc.
                      Consolidated Statement of Cash Flows
-------------------------------------------------------------------------------------------------------------


                                                    Nine Months   Nine Months
                                                       Ended         Ended               Year Ended
                                                   September 30,  September 30,          December 31
                                                                                   ------------------------
                                                       2006           2005            2005           2004
                                                       ----           ----            ----           ----
                                                    (Unaudited)    (Unaudited)     (Audited)      (Audited)

Operating activities
    Net income (loss)                              $   630,623    $   139,306    $   477,117    $    (3,800)
    Adjustments to reconcile net income
      (loss) to net cash
     provided by (used in) operating activities:
     Depreciation of property, plant
      and equipment                                     24,552         26,858         40,396         20,253
     Amortization of intangible assets                     935            930          1,240          1,210
    Changes in operating assets and
      liabilities:
     Accounts receivable, net                          420,693        (60,242)      (507,416)          --
     Other receivable                                  (17,263)
     Advances to related parties                          --          200,829        200,829       (200,829)
     Inventory                                         (49,937)       (47,583)       (18,436)       (37,053)
     Prepaid expenses                                  250,677        (15,333)       (57,785)      (231,581)
     Accounts payable and
       accrued liabilities                              19,418         (3,817)         8,245         23,517
-------------------------------------------------------------------------------------------------------------
Net cash provided by (used in)
  operating activities                               1,279,698        240,948        144,190       (428,283)
-------------------------------------------------------------------------------------------------------------
Investing activities
   Loans receivable additions                             --         (295,580)      (295,580)    (1,088,730)
   Loans receivable collections                        725,820           --             --             --
   Deposit paid in connection with
     contemplated acquisition                         (159,155)          --             --             --
   Property, plant and equipment additions             (48,114)       (55,648)       (91,724)      (256,725)
   Property, plant and equipment disposals                --             --           63,402           --
   Investment in Tienwe Technology                    (725,821)      (725,821)          --
   Intangible assets acquired                             --             --             --           (1,144)
-------------------------------------------------------------------------------------------------------------
Net cash provided by (used in)
  investing activities                                 518,551     (1,077,049)    (1,049,723)    (1,346,599)
-------------------------------------------------------------------------------------------------------------
Financing activities
   Sale of 10,000 units at $10.00 per unit             100,000           --             --             --
-------------------------------------------------------------------------------------------------------------

Effect of exchange rate changes on
  cash and cash equivalents                            (26,464)        21,899        202,442           --
                                                     ---------     ----------     ----------    -------------

Increase (decrease) in cash
  and cash equivalents                               1,871,785       (814,202)      (703,091)    (1,774,882)

Cash and cash equivalents,
  beginning of period                                1,216,749      1,920,060      1,920,060      3,694,942
-------------------------------------------------------------------------------------------------------------

Cash and cash equivalents,
  end of period                                    $ 3,088,534    $ 1,105,858    $ 1,216,969    $ 1,920,060
==============================================================================================================


The accompanying notes are an integral part of these financial statements.


                            CHINA AGRI-BUSINESS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND NATURE OF BUSINESS

China Agri-Business, Inc. ("China Agri") was incorporated in the State of Maryland on December 7, 2005. On October 31, 2006, China Agri effectuated a
2.032 to 1 forward stock split. All share and per share amounts have been retroactively adjusted to reflect the stock split.

On March 16, 2006, China Agri executed a Corporate Finance Advisory Services Agreement (the "China Agri Advisory Agreement") with Friedland Corporate Investor Services LLC ("Friedland"). The China Agri Advisory Agreement provided that Friedland will assist China Agri in forming a Wholly-Owned Foreign Enterprise ("WOFE") under the laws of the People's Republic of China (the "PRC"), in acquiring control of a PRC business enterprise, and in becoming publicly traded in the United States. As consideration for these services, China Agri issued 1,327,877 shares of China Agri common stock to 7 Friedland designees (including 10,000 shares to the then sole director of China Agri) and is obligated to pay Friedland 750,000 PRC Renminbi ("RMB") (or $94,735 translated at the September 30, 2006 exchange rate) upon the establishment of a trading market in the United States for China Agri's shares of common stock.

On March 24, 2006, China Agri formed Mei Xin Agri Technology (Shaanxi) Co., Ltd. ("WOFE") at Xi'an city, the PRC. WOFE is a wholly-owned subsidiary of China Agri and a limited liability company organized under the laws of PRC. Pursuant to measures passed by the stockholders of Shaanxi Xin Sheng Centennial Agriculture and Technology Co., Ltd. ("Xinsheng"), a corporation formed under the laws of the PRC on April 22, 2002, on April 10, 2006, a Management Entrustment Agreement dated April 18, 2006 between WOFE and Xinsheng, and a Stock Purchase Agreement dated April 22, 2006 between China Agri and Xinsheng (collectively, the "Transaction"), WOFE acquired management control of Xinsheng, in the same manner as if it were a wholly owned subsidiary under PRC law, and China Agri issued 10,950,897 shares of China Agri common stock, representing approximately 89% of the 12,278,774 shares of China Agri common stock outstanding after the Transaction, to a trustee of a trust for the benefit of the Xinsheng stockholders. The Transaction is being accounted for as a "reverse merger", since the stockholders of Xinsheng owned a majority of China Agri's common stock immediately following the Transaction. Xinsheng is deemed to be the acquirer in the reverse merger. Consequently, the assets and liabilities and the historical operations that are reflected in the financial statements prior to the Transaction are those of Xinsheng and are recorded at the historical cost basis of Xinsheng, and the consolidated financial statements after completion of the Transaction include the assets and liabilities of China Agri, WOFE, and Xinsheng (collectively, the "Company"), historical operations of Xinsheng, and operations of China Agri and WOFE from the date of the Transaction.

Xinsheng focuses on Green foods and consists of two operating divisions in the Shaanxi Province in the Northwest PRC. Xinsheng's primary activities are the manufacture, marketing and sale of organic and environmentally friendly "Green" agricultural enhancement products. Xinsheng currently sells more than 50 different types of fertilizer products in 14 provinces in the PRC.

                            CHINA AGRI-BUSINESS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of presentation

     The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("US GAAP").

(b)  Principles of Consolidation

      The consolidated financial statements at September 30, 2006 include the financial statements of China Agri, WOFE, and Xinsheng. All intercompany balances and transactions have been eliminated in consolidation.

(c)  Interim Financial Information

     The consolidated interim financial statements included herein as of September 30, 2006 and for the nine months ended September 30, 2005 and 2006 are unaudited and have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. These statements reflect all normal recurring adjustments that, in the opinion of management, are necessary for a fair presentation of the information contained herein.

(d)  Use of Estimates

     The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

(e)  Fair Value of Financial Instruments

     The Company's financial instruments consist of cash and cash equivalents, accounts receivable, net, loans receivable, and accounts payable and accrued liabilities. The fair value of these financial instruments approximate their carrying amounts reported in the consolidated balance sheets due to the short term maturity of these instruments.

(f)      Foreign Currency Translation

      The functional currency of China Agri and WOFE is the United States dollar. The functional currency of Xinsheng is the RMB. The reporting currency of the Company is the United States dollar.

                            CHINA AGRI-BUSINESS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Xinsheng assets and liabilities are translated into United States dollars at the period-end exchange rates (7.9168 RMB to $1, 8.0671 RMB to $1, and 8.2665 RMB to $1 at September 30, 2006, December 31, 2005, and December 31, 2004, respectively). Xinsheng revenues and expenses are translated into United States dollars at average exchange rates for the period (8.0183 RMB to $1, 8.0671 RMB to $1, 8.0671 RMB to $1, and 8.2638 RMB to $1 for the
     nine months ended September 30, 2006, for the nine months ended September 30, 2005, for the year ended December 31, 2005, and for the year ended December 31, 2004, respectively). Resulting translation adjustments are recorded as a component of accumulated other comprehensive income within stockholders' equity.

(g)  Cash and Cash Equivalents

     Cash and cash equivalents consist of cash on hand, cash on deposit with banks, and highly liquid debt investments with a maturity of three months or less when purchased.

(h)   Inventory

      Inventory is stated at the lower of cost (first-in, first-out method) or market.

(i)   Property, Plant and Equipment, Net

     Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated useful lives of the respective assets.

(j)  Intangible and Other Long-Lived Assets, Net

     Intangible and other long-lived assets are stated at cost, less accumulated amortization and impairments. The patent is being amortized over its expected useful economic life of 10 years.

     The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss based on the fair value of the assets.

(k)  Revenue Recognition

     Sales of products are recorded when title passes to the customer, which is generally at time of shipment. The Company performs ongoing credit evaluations of its customers' financial condition, but generally does not require collateral to support customer receivables. The

                            CHINA AGRI-BUSINESS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     credit risk is controlled through credit approvals, limits and monitoring procedures. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other factors. Accounts receivable are charged against the allowance for doubtful accounts once all collection efforts have been exhausted. The Company does not routinely permit customers to return product.

     Freight and other transportation costs are included in cost of goods sold.

(l)  Stock-Based Compensation

      Stock-based compensation is accounted for at fair value in accordance with SFAS No. 123(R) "Accounting for Stock-Based Compensation". No stock options have been granted and none are outstanding.

(m)  Advertising

     Advertising costs are expensed as incurred. For the nine months ended September 30, 2006 and 2005 (unaudited) and for the years ended December 31, 2005 and 2004, advertising expenses were $621, $7,539, $7,733, and
     $15,780, respectively.

(n)  Income Taxes

      Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net of operating loss carry forwards and credits, by applying enacting statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is not more likely than not that some portion or all of the deferred tax assets will be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

 (o)  Earnings (Loss) Per Common Share

     Basic earnings (loss) per common share are computed on the basis of the weighted average number of common shares outstanding during the period.

     Diluted earnings (loss) per share are computed on the basis of the weighted average number of common shares and dilutive securities (such as convertible preferred stock) outstanding. Dilutive securities having an anti-dilutive effect on diluted earnings (loss) per share are excluded from the calculation.



     A reconciliation of the weighted average number of common shares used to compute basic and diluted earnings per share for the nine months ended September 30, 2006 (unaudited) follows:

         Weighted average number of common shares
             outstanding (used to compute basic EPS)              11,738,869

         Assumed conversion of redeemable
             Series A preferred stock                                135,165
                                                                 -----------

         Weighted average number of common shares
             and dilutive common stock equivalents
                outstanding (used to compute diluted EPS)        11,874,034
                                                                 ==========







 (p) Recently Issued Accounting Pronouncements

     Certain accounting pronouncements have been issued by the FASB and other standard setting organizations which are not yet effective and have not yet been adopted by the Company. The impact on the Company's financial position and results of operations from adoption of these standards is not expected to be material.

(q)  Reclassifications

     Certain prior period amounts have been reclassified to conform to the current period presentation.

                            CHINA AGRI-BUSINESS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3 - REVERSE ACQUISITION OF XINSHENG

As discussed in Note 1, China Agri, through its wholly owned subsidiary WOFE, acquired management control of Xinsheng on April 22, 2006 in exchange for 10,950,897 shares of China Agri common stock.

At April 22, 2006 (date of acquisition), China Agri and WOFE had $0 identifiable net assets.


NOTE 4 - INVENTORY

Inventory consists of:

                                         September 30,        December 31,
                                           2006           2005           2004
                                       --------------   ---------     ----------
                                          (Unaudited)
Raw materials                           $ 35,246        $ 43,604        $ 24,208
Work in progress                           3,265           4,666           5,998
Finished goods                            59,726             334             181
Other                                      7,189           6,885           6,666
                                        --------        --------        --------

Total inventory                         $105,426        $ 55,489        $ 37,053
                                        ========        ========        ========

                            CHINA AGRI-BUSINESS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS RECEIVABLE

Loans receivable consist of:

                                              September 30,       December 31,
                                                   2006         2005        2004
                                                ----------   ----------   ----------
                                                (Unaudited)
Loan receivable - Guang Da Investments,
   non-interest bearing, due October 04, 2006
   (collected $604,850 in August 2006)          $     --     $  604,850   $  604,850
Loan receivable - Blue Sky Construction Ltd.,
   non-interest bearing, due October 05, 2006
   (collected $120,970 in August 2006
   and the balance in October 2006)                126,314      241,940      241,940
Loan receivable - Cherry Blossom Commerce
   LTD. non-interest bearing, due
   December 09, 2006 (collected $252,627           252,627      241,940      241,940
   in December 2006)
Loan receivable - Xin Sheng Red Forest
   Net Bar, non-interest
   bearing, due March 31, 2007                     301,192      295,580         --
                                                ----------   ----------   ----------

Total                                              680,133    1,384,310    1,088,730

Less current portion of loans receivable           680,133    1,088,730         --
                                                ----------   ----------   ----------

Noncurrent portion of loans receivable          $    --      $  295,580   $1,088,730
                                                ==========   ==========   ==========

                            CHINA AGRI-BUSINESS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net consists of:


                                          September 30,         December 31,
                                              2006          2005        2004
                                            ---------    ---------    ---------
                                           (Unaudited)

Transportation equipment                    $ 240,789    $ 228,036    $ 172,679
Manufacturing equipment and machinery          79,560       34,703       57,706
Office and computer equipment                  11,611       11,150        9,886
                                            ---------    ---------    ---------

Total                                         331,960      273,889      240,271

Less accumulated depreciation                 (84,051)     (66,151)     (25,755)
Construction in progress                           51       16,660       21,956
                                            ---------    ---------    ---------

Property, plant and equipment, net          $ 247,960    $ 224,398    $ 236,472
                                            =========    =========    =========


NOTE 7 - DEPOSIT PAID IN CONNECTION WITH CONTEMPLATED ACQUISITION

On June 17, 2006, Xinsheng entered into a Property and Rights Transfer Agreement to acquire Xi'an Zhongxing Bio-Tech Engineering Co., Ltd. ("Zhongxing"), a PRC company, for 2,100,000 RMB ($265,259 translated at the September 30, 2006 exchange rate) cash. The agreement provides that 60% of the purchase price, or 1,260,000 RMB ($159,155 translated at the September 30, 2006 exchange rate) be paid by December 1, 2006 and the balance of 840,000 RMB ($106,104 translated at the September 30, 2006 exchange rate) be paid by June 1, 2007 (when closing is expected to occur). The initial payment of 1,260,000 RMB was made in June 2006.

Zhongxing owns several pesticide products, an investment in Xi'an Municipal Chongda Trading Co. valued at approximately $89,000, a production facility, laboratory equipment, and office facilities.

                            CHINA AGRI-BUSINESS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - INVESTMENT IN TIENWE TECHNOLOGY INC

On July 29, 2005, Xinsheng acquired a 13.95% equity interest in Tienwe Technology Inc ("Tienwe"), a PRC company, for 6,000,000 RMB ($757,882 translated at the September 30, 2006 exchange rate) cash. The investment is carried at cost. Tienwe sells aerospace products to military industry customers.


NOTE 9 - INTANGIBLE ASSETS, NET

Intangible assets, net consists of:


                                             September 30,       December 31,
                                                2006         2005          2004
                                               -------      -------      -------
                                             (Unaudited)
Patent                                         $12,471      $12,396      $12,097
Trademark                                        1,194        1,144        1,144
                                               -------      -------      -------

Total                                           13,665       13,540       13,241

Less accumulated amortization                    5,508        4,545        3,226
                                               -------      -------      -------

Intangible assets, net                         $ 8,157      $ 8,995      $10,015
                                               =======      =======      =======




The patent was acquired by Xinsheng in 2002 from three parties (one of the parties was an officer, director and significant stockholder of the Company at the time of the exchange) in exchange for a total of 16.67% of the issued and outstanding shares of Xinsheng common stock. The patent (and contributed capital) at the date of the exchange on April 22, 2002 has been reflected at the transferors' cost. The patent is for Zero-tillage Fertilizing Equipment (PRC Patent Number 330398), which is a type of seeding machine, the use of which reduces soil erosion.

Estimated patent amortization expense for each of the Company's five succeeding fiscal years ending December 31, 2006, 2007, 2008, 2009, and 2010 is $1,263.

NOTE 10 - REDEEMABLE SERIES A PREFERRED STOCK

On May 31, 2006, China Agri sold 10,000 Units of securities to an investor at a price of $10.00 per Unit, or $100,000 total. Each Unit is comprised of one share of Series A preferred stock and one warrant to purchase one share of Common Stock at $1.50 per share exercisable through May 31, 2009. Each share of Series A preferred stock is not entitled to any voting rights, except that the consent of the holders of at least 51% of the outstanding shares of Series A preferred stock shall be necessary to permit the authorization or issuance or any increase in the authorized or

                            CHINA AGRI-BUSINESS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

issued amount of any class or series of capital stock ranking equal to or senior to the Series A preferred stock.

The Series A preferred stock (the "Series A Stock") is not entitled to any dividends. In the event of a voluntary or involuntary liquidation of the Company, the holders of Series A Stock shall be entitled to be paid out of the assets of the Company available for distribution an amount in cash equal to $10.00 per share before any payment is made to the holders of Common Stock or other capital stock of the Company, the terms of which do not specifically provide that such securities rank senior to or on a parity with the Series A Stock as to rights on liquidation. The holders of Series A Stock shall not be entitled to receive liquidation payments until liquidation payments are made in full to the holders of capital stock ranking senior to the Series A Stock as to rights on liquidation. The holders of Series A Stock shall share ratably in liquidation payments with the holders of shares of the Company's capital stock ranking on a parity with the Series A Stock as to rights on liquidation which are made if the assets of the Company are insufficient for the Company to make the full amount of the liquidation payments.

Each share of Series A Stock shall automatically be converted into shares of Common Stock at a conversion price of one-third of the price per share of the Common Stock paid for by the purchasers of Common Stock in a Public Offering pursuant to a registration statement under the Securities Act of 1933, as amended (the "Act"). The number of shares of Common Stock issuable upon one share of Series A Stock in such event shall be the quotient obtained by dividing $10 by the conversion price. Thus, upon consummation of the sale of Common Stock for $1.00 per share pursuant to the planned public offering (see note 11), each outstanding share of Series A Stock shall automatically convert into 30 shares of Common Stock (300,000 shares of Common Stock total).

If the Company does not consummate an initial public offering pursuant to a registration statement under the Act by November 30, 2007, then each holder of Series A Stock shall have the right to require the Company to redeem all or any portion of such holder's Series A Stock at a price of $10 per share ($100,000 total). Since the act of having the registration statement declared effective by the SEC is outside the control of the Company, the Company has classified the Redeemable Series A Preferred Stock as temporary equity separate and apart from stockholders' equity at its fair value at date of issue. However, the Company presently expects that the Series A Preferred Stock will not become redeemable as it expects its planned public offering will be completed by November 30, 2007.

Upon completion of the Company's planned public offering and automatic conversion of the Redeemable Series A Preferred Stock into common stock, if they occur, the Company will record as a dividend and as an increase in additional paid-in capital, the intrinsic value of the beneficial conversion feature (the "BCF"). The intrinsic value of the BCF will be the difference between the fair value of the common stock received open conversion and the $100,000 proceeds received.

Assuming completion of the planned public offering at $1.00 per share and the automatic conversion of the redeemable Series A Preferred Stock into common stock, pro forma total stockholders' equity would be $5,138,742 at September 30, 2006. Pro forma diluted earnings (loss) per common share would be:

                                                    Nine Months
                                                      Ended          Year Ended
                                                   September 30,    December 31,
                                                   -------------    ------------
                                                        2006             2005
Net Income (loss) - as reported                    $    630,623    $    477,117
Dividend on Series A Preferred Stock
       equivalent to the BCF                           (200,000)       (200,000)
                                                   ------------    ------------
Net Income applicable to holders of
       common stock - pro forma                    $    430,623    $    277,117
                                                   ------------    ------------
Weighted average number of common
       shares outstanding - as reported              11,738,869      10,950,897
Number of common shares to be issued upon
       conversion of Series A Preferred Stock           300,000         300,000
                                                   ------------    ------------
Weighted average number of common
       shares outstanding -  pro forma               12,038,869      11,250,897
                                                   ------------    ------------

Earnings (loss) per common share - pro forma       $       0.04    $       0.02
                                                   ============    ============



NOTE 11 - PLANNED PUBLIC OFFERING

China Agri has entered into an Underwriting Agreement with Spencer Edwards, Inc. (the "Underwriter"), a NASD-registered broker-dealer, in connection with a planned public offering (the "Public Offering") of up to 1,000,000 Units of China Agri securities at $1.00 per Unit, or $1,000,000 total. Each Unit will consist of one share of Common Stock, one warrant to purchase one share of Common Stock at $1.50 per share exercisable for three years from the date of issuance, and one warrant to purchase one share of Common Stock at $2.00 per share exercisable for three years from the date of issuance only if the $1.50 Unit Warrant was exercised. The Underwriter has made no commitment to purchase (or take down) all or any part of the Units, but

                            CHINA AGRI-BUSINESS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

has agreed to use its best efforts on an "all or none" basis to sell 300,000 Units within a period of 90 days (which may be extended for up to an additional 60 days upon the mutual consent of China Agri and the Underwriter) following the effective date of the related Form SB-2 registration statement to be filed with the Securities and Exchange Commission (the "SEC"). Until 300,000 Units have been sold, all funds received by the Underwriter from subscribers will be placed in an escrow account. In the event that 300,000 Units are not sold within the 90 day period (150 day period, if extended), the funds deposited with the escrow agent will be returned in full to subscribers.

Under the Underwriting Agreement, China Agri will pay an 8% commission and a 3% non-accountable expense allowance to the Underwriter for all Units sold. Additionally, China Agri will issue the Underwriter a number of Units equal to 10% of the number of Units sold in the Public Offering.


Net proceeds to China Agri from the $300,000 minimum offering and the $1,000,000 maximum offering, after deducting offering costs of $141,936 and $218,936, respectively, are $158,064 and $781,064, respectively.

NOTE 12 - RESTRICTED NET ASSETS

Relevant PRC statutory laws and regulations permit payments of dividends by Xinsheng only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. In addition, PRC laws and regulations require that annual appropriations of 10% of after-tax income should be set aside prior to payments of dividends as a reserve fund. As a result of these PRC laws and regulations Xinsheng is restricted in its ability to transfer a portion of its net assets in the form of dividends, loans or advances, which restricted portion amounted to $12,868, $111,865, and $114,312 (unaudited) at December 31, 2004, December 31, 2005, and September 30, 2006, respectively.

NOTE 13 - INCOME TAXES

Xinsheng is subject to a PRC 33% standard enterprise income tax. However, due to its agricultural industry status, the National Tax Bureau in Xi'an High-Tech Development Zone granted Xinsheng two annual exemptions from this tax. The first exemption was granted for the year ended August 31, 2006 and the second exemption was granted for the year ended August 31, 2007. Xinsheng expects to apply for another annual income tax exemption in August 2007.

At September 30, 2006, the Company had an unrecognized deferred United States income tax liability relating to undistributed earnings of Xinsheng. These earnings are considered to be permanently invested in operations outside the United States. Generally, such earnings become subject to United States income tax upon the remittance of dividends and under certain other circumstances. Determination of the amount of the unrecognized deferred United States income tax liability with respect to such earnings is not practicable.

                            CHINA AGRI-BUSINESS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



The Company did not have any significant temporary differences relating to deferred tax liabilities as of September 30, 2006, December 31, 2005, and December 31, 2004.

The provision for income taxes differs from the amount computed by applying the statutory United States federal income tax rate to income (loss) before income taxes. A reconciliation follows:



                                        Nine Months Ended            Year Ended
                                         September 30,               December 31,
                                    -----------------------   -----------------------
                                       2006         2005        2005            2004
                                       ----         ----        ----            ----
                                    (Unaudited)

Expected tax at 35%                 $ 220,718    $  48,757    $ 166,991    $  (1,330)
Change in valuation allowance            --           --           --          1,330
Effect of PRC income tax
   exemption granted to Xinsheng     (208,106)     (45,971)    (157,449)        --
Permanent difference relating to
   Xinsheng's earnings to be
   permanently invested in
   operations outside the
   United States                      (12,612)      (2,786)      (9,542)        --
                                    ---------    ---------    ---------    ---------

Actual provision for income taxes   $    --      $    --      $    --      $    --
                                    =========    =========    =========    =========



NOTE 14 - SEGMENT INFORMATION

The Company operates in one industry segment - the manufacturing and sale of agricultural enhancement products. All of the Company's identifiable assets at September 30, 2006, December 31, 2005, and December 31, 2004 were located in the PRC. Net sales for the periods presented were all derived from PRC customers.

                            CHINA AGRI-BUSINESS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 15 - COMMITMENTS AND CONTINGENCIES

Corporate Finance Advisory Services Agreements

On September 3, 2005, Xinsheng executed a Corporate Finance Advisory Services Agreement (the "Xinsheng Advisory Agreement") with Friedland. The agreement provided that Friedland would provide certain corporate finance advisory services to Xinsheng designed to result in Xinsheng's shares (or a successor entity's shares) becoming publicly-traded in the United States. As consideration for these services, Xinsheng paid Friedland 700,000 RMB (400,000 RMB in September 2005, 300,000 RMB in December 2005) and was obligated to pay Friedland up to an additional 950,000 RMB ($119,998 translated at the September 30, 2006 exchange rate), 450,000 RMB within five working days after the filing of a registration statement with the SEC and 500,000 RMB within five working days of the registration statement being declared effective by the SEC. On March 17, 2007, the Company paid Friedland 450,000 RMB ($56,841 translated at the September 30, 2006 exchange rate); the Form SB-2 registration statement was filed with the SEC on January 19, 2007.

On March 16, 2006, as described in Note 1, China Agri also executed a Corporate Finance Advisory Services Agreement (the "China Agri Advisory Agreement") with Friedland. Under this agreement, China Agri is obligated to pay Friedland 750,000 RMB ($94,735 translated at the September 30, 2006 exchange rate) upon the establishment of a trading market in the United States for China Agri's shares of common stock.

Lease Agreements

Xinsheng leases its office space (approximately 7300 square feet) at an annual rent of 366,390 RMB ($46,280 translated at the September 30, 2006 exchange rate) under a lease with a three year term expiring March 31, 2008.

Xinsheng leases its operating space (approximately 2600 square feet) at an annual rent of 38,500 RMB ($4,863 translated at the September 30, 2006 exchange rate) under a lease with a three year term expiring March 31, 2007.

China Agri utilizes office space provided by one of its directors at no cost.

Rental expenses for all operating leases amounted to $51,143 in 2005, $ 49,964 in 2004, $38,375 for the nine months ended September 30, 2006 (unaudited), and $37,642 for the nine months ended September 30, 2005 (unaudited).

At September 30, 2006 and December 31, 2005, future minimum rental commitments under all non-cancelable operating leases are:

                            CHINA AGRI-BUSINESS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 September 30,          December 31,
                                    2006                    2005
                                ---------------         -------------
                                (Unaudited)
Year ending December 31,
---------------------------

2006                            $        12,786         $       50,190
2007                                     47,496                 46,611
2008                                     11,570                 11,355
                                ----------------       ----------------

Total                           $        71,852         $      108,156
                                ================       ================



PRC Risks

Substantially all of the Company's business operations are conducted in the PRC and governed by PRC laws and regulations. WOFE and Xinsheng are generally subject to laws and regulations applicable to foreign investments and foreign-owned enterprises. Because these laws and regulations are relatively new, the interpretation and enforcement of these laws and regulations involve uncertainties.

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of the PRC. The Company receives substantially all of its revenues in RMB, which is currently not a freely convertible currency. Under existing PRC foreign exchange regulations, payment of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where RMB is to be converted into foreign currency and remitted out of the PRC to pay capital expenses, such as the repayment of bank loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

            The following table sets forth, as of March 22, 2007 certain information with respect to the beneficial ownership of our equity securities, by (i) any person or group owning more than 5% of any class of our voting securities, (ii) each director, (iii) our chief executive officer and each other executive officer whose cash compensation for the most recent fiscal year exceeded $100,000 and (iv) all executive officers and directors as a group. The table reflects the ownership of our equity securities by the foregoing parties after a 2.032-for-1 forward split of our common stock which was approved by our board of directors and stockholders on October 31, 2006.

            As of March 22, 2007, we had outstanding 12,278,774 shares of common stock and 10,000 shares of Series A convertible preferred stock. Except as otherwise stated, the address of the directors and executive officers listed in the table is:

                  c/o CHINA AGRI-BUSINESS, INC.
                  Finance Plaza 9th Floor
                  Hi-tech Road No. 42
                  Hi-tech Industrial Development Zone
                  Xi'an, Shaanxi, CHINA 710068

    NAME AND                                   AMOUNT AND
   ADDRESS OF                 TITLE OF     NATURE OF BENEFICIAL     PERCENT OF
BENEFICIAL OWNER                CLASS          OWNERSHIP (1)          CLASS
----------------                -----          ---------               -----

Michael Segal                   Common            63,074                0.5%
Director

Liping Deng                     Common         1,851,148               15.1%
Director, President and CEO

Liming Deng                     Common                 0                0.0%
Director

Yuqin Mao                       Common                 0                0.0%
Chief Financial Officer

Total for Directors and
Officers as a Group                            1,914,222               15.6%
                                ------         ---------               ----

Trustees for Xinsheng
Shareholders (2)                Common         9,099,749               74.1%

Footnotes:

(1) Reflects the ownership of our equity securities by the foregoing parties after a 2.032-for-1 forward split of our common stock, which was approved by our Board of Directors and stockholders on October 31, 2006.

(2) The trustees for the trust holding these shares are: Zhihong Yang, Xiaoying Lin, Dongdong Ding, Fei Zhao and Junsheng Meng. The trustees are individuals and are not affiliated with any bank or trust company.




                   DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS
                               AND CONTROL PERSONS

DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         The following are our officers and directors as of the date of this Prospectus. Some of our officers and directors are residents of the PRC and, therefore, it may be difficult for investors to effect service of process within the U.S. upon them or to enforce judgments against them obtained from the U.S. courts.

DIRECTORS AND EXECUTIVE OFFICERS OF CHINA AGRI:


NAME                            POSITION                               AGE
----                            --------                               ---
Liping Deng                     Director, Chief Executive Officer      34
                                and President
Limin Deng                      Chairman of Board of Directors         44
Yuqin Mao                       Chief Financial Officer                58
Jianhua Wang                    Secretary                              52
Michael Segal                   Director                               64

DIRECTORS AND EXECUTIVE OFFICERS OF WOFE:

NAME                            POSITION                              AGE
----                            --------                              ---
Liping Deng                     Chairman of Board of Directors        34
Limin Deng                      Vice-Chairman of Board of Directors   44
Baosheng Sun                    Director                              45

DIRECTORS AND EXECUTIVE OFFICERS OF XINSHENG:

NAME                            POSITION                               AGE
----                            --------                               ---
Liping Deng                     Director, and President                34
Limin Deng                      Chairman of Board of Directors         44
Yuqin Mao                       Director and Chief Financial Officer   58
Jianhua Wang                    Director and Administrative            52
                                Department Head
Xiucheng Wang                   Director and Vice President            57
Ruixin Zhang                    Director and Vice President            48

         Mr. Liping Deng was appointed as our Director, President and Chief Executive Officer on June 26, 2006. He has been a Director and President of Xinsheng since 2002 and Chairman of Board of Directors of WOFE since March 2006. Prior to joining us, Mr. Deng served as a senior manager at Xianyang Tong Lida Electronic Communication Co., Ltd. from 1996 to 1998. Prior to that, Mr. Deng served as President of the Worker's Union in Xianyang Pottery Factory from 1991 to 1995. Mr.Deng obtained a technical secondary school degree from Xi'an Construction Company Pottery Technology School. Mr. Liping Deng is the brother of Mr. Limin Deng.

         Mr. Limin Deng was appointed as our Director on June 26, 2006. He founded Xinsheng in 2002 and served as Chairman of Xinsheng since that time. Mr. Deng is the Vice Chairman of the Board of Directors of WOFE. Prior to joining us, he served as a security manager in the Xi'An Electronic Technology University for six years. He founded Shaanxi Xinsheng Weiye Technology Development Co., Ltd. in 2001, which has been liquidated. He obtained a junior college degree in Economic Management from the Continuous Education College of Xi'an Electronic Technology University. Mr. Limin Deng is the brother of Mr. Liping Deng.

         Ms. Yuqin Mao was appointed as our Chief Financial Officer in November 2006. She has been serving as the Chief Financial Officer of Xinsheng since 2001. Prior to that, she worked as manager of the financial department for Shaanxi Xidenghui Technology Industrial Joint Stock Company from 1999 to 2001 and an accountant for Shaanxi Weinan District Financial Bureau from 1998 to 1999. Ms. Mao received training in accounting at the Shaanxi Weinan District Financial Bureau from 1970 to 1971.

         Mr. Jianhua Wang was appointed as our Secretary on June 26, 2006. Mr. Wang served as a director and General Administrative Officer for Xinsheng since March 2005. Mr. Wang served as the head of an office of the Technology Zone of the Xi'an Electronic Technology University from 2002 to 2005. Prior to that, he served as the head of a department of Xi'an Electronic Technology University from 2001 to 2002. He obtained a B.A. degree from North Western University in the PRC.

         Mr. Michael Segal was appointed as our Director on June 8, 2006. Since 2001, he has been President of Segal Cirone Services Inc., a financial consulting company that advises institutions, banks and high net worth individuals. He has been a Principal, Options Compliance Principal and Branch Office Manager of Whitaker Securities LLC, a member of the National Association of Securities Dealers, Inc. ("NASD") since October 23, 2006. Prior to that, Mr. Segal had served as President of Alexander Westcott & Co., Inc., a Broker/Dealer registered with NASD and Secretary of the board of directors of its parent company, President of the Financial Commerce Network Inc., a public company, President of Lamborn Securities Inc. a Broker/Dealer registered with NASD, Branch Manger of Geldermann Securities Inc., President of Greentree Commodities, a Branch Manager at REFCO, Inc., a Senior Vice President at Shearson American Express and a Branch Manager at Investors Overseas Services (Bangkok, Thailand). He is also individually registered as an Introducing Broker with the Commodity Futures Trading Commission and a member of the National Futures Association and a founding member of the Managed Funds Association. Mr. Segal received a B.B.A. in marketing and economics from the University of Miami in Florida.

         Mr. Baosheng Sun was appointed as a director of WOFE in March 2006. Prior to that, he was General Manager of Chang Da Communication Co., Ltd. in the PRC from 2001 to 2005. He obtained his bachelor degree in business management from Northwestern University in the PRC.

         Mr. Xiucheng Wang was appointed as a director and Vice President of Xinsheng in 2003. Prior to that he was an Assistant to the President of Xi'an Kunlun Group Company from 2001 to 2003. He obtained his bachelor degree from Central Political Institute in the PRC.

         Mr. Ruixin Zhang was appointed as a director and Vice President of Xinsheng in 2003. Prior to that, he served as Executive Vice President of Hebei Lang Green Packaging Co., Ltd. from 2001 to 2003. Mr. Zhang obtained his bachelor degree in Regional Economics and Geographical Management from Shaanxi Normal University in China.

         According to our By-laws, the term of our directors is from the date of their appointment or election until the next annual meeting of shareholders or until his or her successor shall have been elected and qualified. The terms for our principal executive officers are one year and they serve at the pleasure of our board of directors.

AUDIT COMMITTEE FINANCIAL EXPERT

         Our board of directors currently acts as our audit committee. Because we only recently consummated our restructuring and appointed the current members of our board of directors, we have not appointed or nominated for election a director who qualifies as an "audit committee financial expert" as defined in
Item 401(e) of Regulation S-B, and is "independent" as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934 (the "Exchange Act"). Our board of directors is in the process of searching for a suitable candidate for this position.

AUDIT COMMITTEE

         As set forth above, we do not have a separate Audit Committee of our board of directors.

FAMILY RELATIONSHIPS

         There are the following family relationships among our directors or officers: Mr. Limin Deng and Mr. Liping Deng are brothers.

                             EXECUTIVE COMPENSATION

         The following is a summary of the compensation paid to our President for the years ended December 31, 2006 and 2005, respectively. Mr. Liping Deng is currently a director, President and CEO of our Company, WOFE and Xinsheng. See "Directors and Executive Officers, Promoter and Control Persons." No executive officers received compensation in excess of $100,000 for any of these two years.


Name and     Year    Salary     Bonus   Stock     Option   Non-Equity      Non-Qualified  All Other      Total
Principal            (cash or   (cash   Awards    Awards   Incentive       Deferred       Compensation   ($)
Position             non-cash)  or       ($)       ($)     Plan            Compensation   ($)
                     ($)        non-cash)                  Compensation    Earnings
                                  ($)                        ($)             ($)
----------------------------------------------------------------------------------------------------------------

Liping Deng  2006    3,994      0       0         0        0               0              0              3,994
President
and CEO(1)
President    2005    3,900      0       0         0        0               0              0              3,900
(1)
(1)  Mr. Liping Deng was appointed our President and CEO on June 8, 2006. Prior to that time, he was the President of Xinsheng.

         We do not have any equity incentive plan and therefore there are not any outstanding equity awards as of the date hereof. Our directors do not receive any compensation for serving their directorship.


              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

         There were two loans in 2004 from Xinsheng to (i) Mr. Liping Deng, our President and Chief Executive Officer, for RMB 95,500 (U.S. $12,137) and (ii) Haifong Dang, an employee, for RMB 1,564,650 (U.S. $198,842). These loans were repaid to Xinsheng in 2005.

                              PLAN OF DISTRIBUTION

COMPANY OFFERING
         We are Offering, through Spencer Edwards, Inc., as the Underwriter, a minimum of 300,000 Units, on a "best efforts, all or none" basis, and up to an additional 700,000 Units on a "best efforts" basis, for a maximum of 1,000,000 Units, at $1.00 per Unit, for aggregate proceeds to us of between $300,000 and $1,000,000. Each Unit consists of (i) one share of our common stock, (ii) one $1.50 Unit Warrant, and (iii) $2.00 Unit Warrants. The $1.50 Unit Warrants will be exercisable for three years. The $2.00 Unit Warrants will only become exercisable if the holder of such $2.00 Unit Warrant has exercised and paid to us the exercise price of the $1.50 Unit Warrants in full. Once a $2.00 Unit Warrant becomes exercisable, it will remain exercisable for three years.

         Each Unit Warrant has a "call" feature pursuant to which, at any time, upon 30 day's notice to the record holder of the Unit Warrant, which will also reported by us to the SEC in a Current Report on Form 8-K, we have the right to require that the holder of such Unit Warrant to exercise the Unit Warrant, or forfeit the right to exercise it at the end of the 30-day period.

         This Prospectus covers the offer of shares of our common stock comprising a portion of the Units and the shares of our common stock issuable upon the exercise of the Unit Warrants.

         We estimate that the aggregate net proceeds of the Offering to us will be approximately $158,064 in the case of the Minimum Offering, and $781,064 in the case of the Maximum Offering. The proceeds we receive from sales of the Units will be used primarily to pay the costs of the Offering. To the extent the proceeds exceed those costs, the excess will be used for working capital and/or general and administrative expenses. See the section titled "Use of Proceeds" of this Prospectus.

UNDERWRITING

         We entered into an underwriting agreement with Spencer Edwards, Inc., a NASD-registered broker/dealer with respect to the securities being offered by us (the "Underwriting Agreement"). The Underwriting Agreement has been included as an exhibit to the Registration Statement filed with the SEC.

         Under the Underwriting Agreement, we have employed the Underwriter as our exclusive agent to sell a minimum $300,000, maximum $1,000,000 Offering in Units at $1.00 per Unit. Each Unit consists of (i) one share of our common stock, (ii) one 1.50 Unit Warrant and (iii) one $2.00 Unit Warrant. The Underwriter has made no commitment to purchase all or any part of the shares offered hereby, but has agreed to use its best efforts on an "all or none" basis to sell 300,000 Units within a period of 90 days (to be extended for up to an additional 60 days upon the mutual consent of us and the Underwriter) following the date of this Prospectus. SEE THE SECTION TITLED "RISK FACTORS - RISKS RELATED TO THE COMPANY OFFERING" OF THIS PROSPECTUS.

         Until 300,000 Units have been sold, all funds received by the Underwriter from subscribers will be promptly transmitted pursuant to the terms of an escrow agreement with Wells Fargo Bank, Corporate Trust and Escrow Services, 1740 Broadway, Denver, CO 80274. In the event that 300,000 Units are not sold within the 90-day period (150-day period, if extended), the funds deposited with the escrow agent will be promptly returned in full to subscribers without deduction therefrom or interest thereon. We have agreed to pay the Underwriter a sales commission of eight percent of the gross proceeds of the Offering provided the minimum offering amount is achieved. We have also agreed to pay the Underwriter three percent of the gross proceeds from the sale of the Units offered hereby as a non-accountable expense allowance ($9,000 if the minimum number of Units is sold and $30,000 if the maximum number of Units is sold). To the extent that the expenses of the Underwriter are less than that amount, the excess will be deemed additional underwriting compensation. As of the date of the filing of the Registration Statement, we have paid $9,000 of this expense allowance to the Underwriter. In addition, the Underwriter will receive Warrants to purchase a number of shares of our common stock at a strike price of $1.00 per share equal to ten percent of the Units sold.

         The Underwriter may offer the shares to dealers who are members of the National Association of Securities Dealers, Inc. and may allow such dealers such portion of the 8% underwriting commission as the Underwriter may determine. The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriter against certain liabilities in connection with the Registration Statement, including liabilities under the Securities Act of 1933.

         We may provide the Underwriter with the names of persons contacting us with an interest in purchasing Units in this Offering. Although we will not provide any names for the express purpose of closing the Offering, sales may be made to those persons for that purpose. The Underwriter may sell a portion of the Units offered hereby to such persons if they reside in a state or country in which the Units can be sold. The Underwriter is not obligated to sell any Units to such persons and will do so only to the extent such sales would not be inconsistent with the public distribution of the Units. Neither the Underwriter nor us will directly or indirectly arrange for the financing of such purchases, and the proceeds of the Offering will not directly or indirectly be used for such purchases.

         The foregoing does not purport to be a complete statement of the terms and conditions of the Underwriting Agreement, a copy of which is filed as an exhibit to this registration statement and is incorporated by reference herein.

         We and any other persons participating in a distribution of our Common Stock will be subject to applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by these parties and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions subject to specified exceptions or exemptions.

                            DESCRIPTION OF SECURITIES

         The authorized capital stock of the Company consists of 100 million shares of common stock, $.001 par value; 4,900,000 shares of authorized, unissued and undesignated preferred stock, $.001 par value; and 100,000 shares of Series A convertible preferred stock, $.001 par value. As of the date of this Prospectus, there are 12,278,774 shares of our common stock outstanding and 10,000 shares of Series A convertible preferred stock outstanding.

COMMON STOCK

         Every stockholder of record is entitled to one vote for each share on all matters to be voted on by the stockholders and except as provided by law and as provided in respect of any class or series of our common stock, the exclusive voting power for all purposes is vested in the common stock. Holders of our common stock do not have cumulative voting rights. Holders of our common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion from funds legally available therefore. In the event of a liquidation of the Company, the holders of our common stock shall be entitled to share ratably, after payment of or provision for payment of the debts and liabilities of the Company and the amounts payable to holders of any class or series of the Company's capital having a preference on distributions, in the remaining assets of the Company.

UNDESIGNATED PREFERRED STOCK

         Our board of directors is authorized under our Articles of Incorporation, as amended, to provide for the issuance of shares of preferred stock, by resolution or resolutions for the issuance of such stock, and, by filing articles supplementary to the Articles of Incorporation under Maryland law, to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the shareholders. Any shares of preferred stock so issued are likely to have priority over our common stock with respect to dividend or liquidation rights.

         The issuance of shares of our undesignated preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of our undesignated preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of our undesignated preferred stock could adversely affect the voting power of the holders of our common stock. Although the board of directors is required to make any determination to issue such stock based on its judgment as to the best interests of the stockholders of the Company, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized undesignated preferred stock, unless otherwise required by law.

         No shares of undesignated preferred stock have been designated or issued.

SERIES A CONVERTIBLE PREFERRED STOCK

         The Series A convertible preferred stock (the "Series A Stock") is not entitled to any voting rights, except that the consent of the holders of at least 51% of the outstanding shares of Series A Stock, voting separately as a class, shall be necessary to permit the authorization or issuance or any increase in the authorized or issued amount of any class or series of capital stock ranking equal to or senior to the Series A Stock or an amendment or repeal of any provision of our Articles of Incorporation which would adversely affect powers, preferences or rights of the Series A Stock.

         The Series A Stock is not entitled to any dividends.

         In the event of a voluntary or involuntary liquidation of the Company, the holders of Series A Stock shall be entitled to be paid out of the assets of the Company available for distribution an amount in cash equal to $10.00 per share before any payment is made to the holders of our common Stock or our other capital stock, the terms of which do not specifically provide that such securities rank senior to or on a parity with the Series A Stock as to rights on liquidation. The holders of Series A Stock shall not be entitled to receive liquidation payments until liquidation payments are made in full to the holders of capital stock ranking senior to the Series A Stock as to rights on liquidation. The holders of Series A Stock shall share ratably in liquidation payments with the holders of shares of the Company's capital stock ranking on parity with the Series A Stock as to rights on liquidation which are made if the assets of the Company are insufficient for the Company to make the full amount of the liquidation payments.

         Each share of Series A Stock shall automatically be converted into shares of Common Stock at a conversion price of one-third of the price per share of the Common Stock paid for by the purchasers of Common Stock in an Offering pursuant to a Registration Statement under the Securities Act. The number of shares of our common stock issuable upon one share of Series A Stock in such event shall be the quotient obtained by dividing $10 by the conversion price. Thus, upon consummation of the sale of our common stock for $1.00 per share pursuant to the Registration Statement of which this Prospectus comprises a part, each outstanding share of Series A Stock shall automatically convert into 30 shares of Common Stock.

         If the Company does not consummate an initial public offering pursuant to a Registration Statement under the Securities Act by 18 months after the first issuance of Series A Stock, which occurred on May 31, 2006, then each holder of Series A Stock shall have the right to require the Company to redeem all or any portion of such holder's Series A Stock at a price of $10 per share.

         On May 31, 2006, we entered into a Preferred Stock and Warrant Purchase Agreement with William J. Ritger whereby we sold and issued to Mr. Ritger, for $100,000, 10,000 Units for $10.00 per Unit. Each Unit comprises one share of our Series A Stock and a warrant to purchase one share of our common stock. The issuance of shares of our Series A Stock was exempt from registration under
Section 4(2) of the Securities Act.

WARRANTS

         We are currently offering two classes of warrants: (i) $1.50 Unit Warrants for their holders to purchase, in a Minimum Offering, an aggregate of 300,000, or, in a Maximum Offering, an aggregate of 1,000,000, shares of our Common Stock at $1.50 per share, and (ii) $2.00 Unit Warrants for their holders to purchase, in a Minimum Offering, an aggregate of 300,000, or, in a Maximum Offering, an aggregate of 1,000,000 shares of our common stock at $2.00 per share.
         The $1.50 Unit Warrants have a term of three years following their issuance and the $2.00 Unit Warrants have a term of three years following their issuance. Each $2.00 Unit Warrant is only exercisable by a holder once the $1.50 Unit Warrant held by such holder has been exercised.
         Each of the Unit Warrants has a "call" feature pursuant to which, at any time, upon 30 days notice to the record holder of the Unit Warrants, which will also be reported by us to the SEC in a Current Report on Form 8-K, we have the right to require that the holder exercise the Unit Warrants, or forfeit the right to exercise them, at the end of the 30-day period.

                      MARKET PRICE OF AND DIVIDENDS ON OUR
                            COMMON EQUITY AND RELATED
                               STOCKHOLDER MATTERS

DIVIDENDS

         The payment of dividends, if any, is to be within the discretion of our board of directors. We presently intend to retain all earnings, if any, for use in our business operations and accordingly, the board of directors does not anticipate declaring any dividends in the near future.

         Dividends, if any, will be contingent upon our revenues and earnings, capital requirements, financial conditions and our ability to obtain approval to get monies out of the PRC. The PRC's national currency, the Yuan, is not a freely convertible currency. PLEASE REFER TO THE FOLLOWING RISK FACTORS:
"GOVERNMENTAL CONTROL OF CURRENCY CONVERSION MAY AFFECT THE VALUE OF YOUR INVESTMENT"; "THE FLUCTUATION OF THE RMB MAY MATERIALLY AND ADVERSELY AFFECT YOUR INVESTMENT"; AND "RECENT PRC STATE ADMINISTRATION OF FOREIGN EXCHANGE ("SAFE") REGULATIONS REGARDING OFFSHORE FINANCING ACTIVITIES BY PRC RESIDENTS HAVE UNDERGONE A NUMBER OF CHANGES WHICH MAY INCREASE THE ADMINISTRATIVE BURDEN WE FACE AND CREATE REGULATORY UNCERTAINTIES THAT COULD ADVERSELY AFFECT THE IMPLEMENTATION OF OUR ACQUISITION STRATEGY. THE FAILURE BY OUR SHAREHOLDERS WHO ARE PRC RESIDENTS TO MAKE ANY REQUIRED APPLICATIONS AND FILINGS PURSUANT TO SUCH REGULATIONS MAY PREVENT US FROM BEING ABLE TO DISTRIBUTE PROFITS AND COULD EXPOSE US AND OUR PRC RESIDENT SHAREHOLDERS TO LIABILITY UNDER PRC LAW."

EQUITY COMPENSATION PLAN INFORMATION

         We do not have any equity compensation plans, stock options, stock bonus or other similar plans for officers, directors or employees.

TRANSFER AGENT

         We currently serve as our own transfer agent. We plan to engage an independent transfer agent before any of our stock becomes tradable in the public market.

PENNY STOCK REGULATIONS

         The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share. Based upon an initial offering price of $1.00 per share, our Common Stock is a penny stock and is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual incomes exceeding $200,000 or $300,000, together with their spouse).

         For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our Common Stock and may affect the ability of investors to sell their Common Stock in the secondary market.

SHARES AVAILABLE FOR FUTURE SALE AND OVERHANG

         On April 22, 2006, we issued 5,389,221 shares of our common stock (approximately 10,950,897 after giving effect to our forward stock split on October 31, 2006) as consideration for the Management Agreement. Those shares are held in a trust presently and can be released from the trust and sold pursuant to Rule 144 beginning on April 22, 2007. Such sales, or the possibility of such sales, may adversely affect the price of our common stock and may make it more difficult for us to raise capital through the issuance of equity securities.

         In addition, on May 31, 2006, we sold 10,000 shares of Series A Stock and warrants to purchase 10,000 shares of our common stock at $1.50 per share. The Series A Stock and warrants are convertible and exercisable for a total of 310,000 shares of our common stock. The shares of our common stock issuable upon conversion of the Series A Stock may be sold under Rule 144 beginning on May 31, 2007. The shares of our common stock issuable upon exercise of the warrants may be sold under Rule 144 beginning one year after exercise.

         Upon the closing of this Offering, there will have between 12,578,774 and 13,278,774 shares of our common stock outstanding, without giving effect to the exercise of any Unit Warrants. Therefore, the shares held in trust available for future resale, along with shares issuable upon conversion of the Series A Stock and the warrants sold with it, will represent between 84.8% and 89.5% of our total outstanding common stock. This large number of shares of our common stock available for resale, and future sales of those shares, could create an overhang effect that may depress the trading price of our common stock, should a trading market develop.

         Each common share sold in this Offering will be sold with two warrants which will each entitle the holder to purchase one share of common stock. The exercise of these warrants could result in the issuance of up to an additional 600,000 to 2,000,000 shares of our common stock, depending on how many Units are sold in this Offering. The exercise of the warrants could result in dilution to other shareholders and have an adverse effect on our stock price.

                                LEGAL PROCEEDINGS

         As of the date of this Prospectus, we have no knowledge of any material, active, pending or threatened proceeding against us.

                                  LEGAL MATTERS

         Our counsel, Guzov Ofsink, LLC, located at 600 Madison Avenue, 14th Floor, New York, New York 10022, is passing upon the validity of the issuance of our common stock that are being offered under this Prospectus.

                                     EXPERTS

         Moen and Company, LLP ("MC"), located at Securities Commission Building, PO Box 10129, Pacific Centre, Suite 1400 - 701 West Georgia Street, Vancouver, British Columbia, Canada V7Y 1C6, have audited the financial statements included in this Prospectus to the extent, and for the periods set forth in their reports. We have relied upon such reports, given upon the authority of such firm as experts in accounting and auditing.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

         No "expert" or "counsel" as defined by Item 509 of Regulation S-B promulgated pursuant to the Securities Act, whose services were used in the preparation of this Prospectus, was hired on a contingent basis or will receive a direct or indirect interest in us, nor was any of them a promoter, Underwriter, voting trustee, director, officer or employee of the Company.

              DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defence of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS


         The audit opinion of MC on the financial statements for the fiscal years ended December 31, 2004 and 2005 did not contain an adverse opinion, a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. MC resigned as auditors on July 21, 2006, due to retirement of the principal of MC. On January 18, 2007, we engaged Michael T. Studer CPA P.C. ("MS") as our independent auditor. This change of our independent auditor was approved by our Board of Directors. We are unaware of any past disagreements between us and MC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of MC, would have caused MC to make reference to the subject matter of the disagreements for the financial statements they audited. During the Company's two most recent fiscal years and any subsequent interim period prior to the engagement of MS, neither the Company nor anyone on the Company's behalf consulted with MS regarding either (i) the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on the Company's financial statements or (ii) any matter that was either the subject of a disagreement or a reportable event. The Company has authorized MC to respond fully to all inquiries of MS.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the U.S. Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549, a Registration Statement on Form SB-2, as amended, under the Securities Act for the Common Stock offered by this Prospectus. We have not included in this Prospectus all the information contained in the Registration Statement and you should refer to the Registration Statement and its exhibits for further information.

         The Registration Statement and other information may be read and copied at the SEC's Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site (http://www.sec.gov.) that contains the Registration Statements, reports, proxy and information statements and other information regarding registrants that file electronically with the SEC such as us.

         You may also read and copy any reports, statements or other information that we have filed with the SEC at the addresses indicated above and you may also access them electronically at the web site set forth above. These SEC filings are also available to the public from commercial document retrieval services.

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Although Maryland law allows us to indemnify our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf, and under certain circumstances to advance the expenses of such litigation upon securing their promise to repay us if it is ultimately determined that indemnification will not be allowed to an individual in that litigation, neither our articles of incorporation or bylaws impose an indemnity obligation upon us. In addition, we have not entered into any agreements under which we have assumed such an indemnity obligation.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Our expenses in connection with the issuance and distribution of the securities being registered, other than the Underwriter's compensation and non-accountable expense allowance ($33,000 in the case of the Minimum Offering; $110,000 in the case of the Maximum Offering), are estimated as follows:

SEC Registration Fee                               $          530
Printing Expenses                                  $       10,000
Legal Fees and Expenses                            $       40,000
Accountants' Fees and Expenses                     $       10,000
Blue Sky Fees and Expenses                         $       10,000
Transfer Agent's Fees                              $        5,000
Miscellaneous Expenses                             $       33,406
                                                           ------
Total                                              $      108,936

                     RECENT SALES OF UNREGISTERED SECURITIES

         In the preceding three years, we have issued the following securities that were not registered under the Securities Act:

         On May 31, 2006, we entered into a Preferred Stock and Warrant Purchase Agreement with William J. Ritger whereby we sold and issued to Mr. Ritger for $100,000, 10,000 Units for $10.00 per Unit. Each Unit comprises one share of our Series A Stock and a warrant to purchase one share of our common stock. The issuance of shares of our Series A Stock was exempt from registration under
Section 4(2) of the Securities Act.

                                    EXHIBITS

         The following exhibits are filed with this Registration Statement:

Exhibit  No. Description of Exhibit
         -----------------------------------------------------------------------
1.1      Underwriting Agreement between the Company and Spencer Edwards,
         Inc.

3.1.1    Articles of Incorporation (1)

3.1.2    Articles of Incorporation, as amended. (1)

3.2      Bylaws. (1)

3.3      Specimen of Common Stock certificate. (1)

4.1      Form of $1.50 Unit Warrant (1)

4.2      Form of $2.00 Unit Warrant (1)

5.1      Opinion of Guzov Ofsink

9.1 Stock Purchase Agreement between Company and Xinsheng Shareholders dated April 22, 2006. (1)

9.2      Management Agreement between Xinsheng and WOFE dated April 18, 2006.
         (1)

9.3 Voting Trust and Escrow Agreement with Xinsheng Shareholders and their trustee dated April 22 2006. (1)

10.1     Escrow Agreement (2)

21.1     List of Subsidiaries (1)

23.1 Consent of Guzov Ofsink LLC (included in its legal opinions filed as Exhibit 5.1 of this Registration Statement)

23.2     Consent of Moen & Company LLP dated March 30, 2007

(1) Previously filed as an exhibit to the Company's registration statement on Form SB-2 (File No. 333-140118), as filed with the SEC on January 19, 2007.

(2)      To be filed by amendment.

                                  UNDERTAKINGS

EQUITY OFFERINGS OF NON-REPORTING REGISTRANT.

         The Registrant will provide the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

REQUEST FOR ACCELERATION OF EFFECTIVE DATE.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

RELIANCE ON RULE 430A.

The Registrant hereby undertakes that it will:

         (1) for determining any liability under the Securities Act, treat the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective; and

         (2) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of Prospectus as a new Registration Statement for the securities offered in the Registration Statement, and the offering of the securities at that time as the initial bona fide offering of those securities.

Until _____________(insert date), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly in Xi'an, Peoples Republic of China, on March 30, 2007.


                                    CHINA-AGRI BUSINESS, INC.


                                    /S/ LIPING DENG
                                    ---------------
                                    Liping Deng
                                    President and Chief Executive Officer
                                    (principal executive officer)



                                    /S/ YUQIN MAO
                                    -------------
                                    Yuqin Mao Chief Financial
                                    Officer (principal
                                    financial officer and
                                    principal accounting
                                    officer)


         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed on March 30, 2007 by the following persons in the capacities stated.


                                    Name and Title

                                    /S/ MICHAEL SEGAL
                                    -----------------
                                    Michael Segal
                                    Director

                                    /S/ LIPING DENG
                                    ---------------
                                    Liping Deng
                                    President and Chief Executive Officer,
                                    Director
                                    (principal executive officer)

                                    /S/ LIMIN DENG
                                    --------------
                                    Limin Deng
                                    Director